UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
  _________________________________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
 _________________________________________________________________
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☐	Soliciting Material Pursuant to §240.14a-12
AXONICS, INC.
_________________________________________________________________________________________________
(Name of Registrant as Specified In Its Charter)

_________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 1, 2023

Dear Fellow Stockholders,

Thank you for your continued support. Since last year’s annual meeting of stockholders, we have made significant progress growing Axonics and advancing our mission of improving the quality of life for adults with incontinence.

In 2022, Axonics sacral neuromodulation (SNM) and Bulkamid® therapies were used to treat over 65,000 adults worldwide. And yet we are still just scratching the surface of what we believe is possible in the large, underserved, undertreated markets in which we participate.

Axonics generated total net revenue of $274 million in 2022, an increase of 52% compared to 2021. Gross margin in 2022 was 72% compared to gross margin of 64% in 2021. Axonics generated positive cash flow from operations in 2022 and remains well capitalized, with over $350 million of cash on hand as of year-end 2022.

We also continued to make progress on several key initiatives, including our direct-to-consumer advertising campaign, expansion of our in-house manufacturing capabilities, the introduction of our long-lived recharge-free SNM system (Axonics F15™), and in January 2023, FDA approval of our fourth-generation rechargeable SNM system (Axonics R20™).

During 2022, we also increased our field team headcount, which now totals approximately 340 sales professionals and clinical specialists in the United States. Our incontinence therapies continue to generate high levels of satisfaction from physicians and their patients. We remain confident that our commitment to innovation, quality and providing strong clinical support will continue to drive market expansion and advance Axonics on its path to incontinence market leadership.

You are cordially invited to attend our 2023 Annual Meeting of Stockholders, which will be held virtually on June 26, 2023, at 12:00 p.m. Eastern Time. Stockholders of record and beneficial owners of our common stock who register for the meeting in advance will be able to participate in the Annual Meeting, vote, and submit questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/AXNX2023. If you are a stockholder of record, a secure control number that will allow you to attend the Annual Meeting electronically can be found on your proxy card. In the following pages, you will find the Notice of Annual Meeting and Proxy Statement describing the business to be conducted at the Annual Meeting.

We have opted to hold the Annual Meeting virtually in an effort to make it convenient for as many stockholders as possible to attend. You will not be able to attend the Annual Meeting in person. We plan, however, to provide a brief overview of our business answering questions from stockholders.

At the Annual Meeting, we are asking you to elect our director nominees and vote on the other important matters described in the accompanying notice. We urge you to vote in favor of the election of each of our director nominees. In accordance with the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet, we have sent stockholders of record at the close of business on April 27, 2023 a Notice of Internet Availability of Proxy Materials. The notice contains instructions regarding how to access our Proxy Statement for the Annual Meeting and our 2022 Annual Report to Stockholders, as well as how to vote via proxy either by telephone or online. If you would like to receive a printed copy of our proxy materials instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice.

We encourage you to access the proxy materials online and cast your vote using the instructions provided so that your shares are represented at the Annual Meeting.

If you have any questions, please contact Kingsdale Advisors, our proxy solicitor, by telephone at (866) 851-3215 (stockholders) and (416) 867-2272 (banks and brokerage firms), or by email at contactus@kingsdaleadvisors.com.

We thank you for being a stockholder of Axonics.

Sincerely,

Raymond W. Cohen
Chief Executive Officer

NOTICE OF VIRTUAL ANNUAL MEETING OF STOCKHOLDERS
To be held June 26, 2023
To Our Stockholders,
Notice is hereby given that the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Axonics, Inc., a Delaware corporation (“Axonics”), will be held virtually on June 26, 2023, at 12:00 p.m. Eastern Time. You will not be able to attend the Annual Meeting in person. Stockholders of record, and beneficial owners of our common stock who register for the Annual Meeting in advance, will be able to participate in the Annual Meeting, vote, and submit questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/AXNX2023. To participate in the Annual Meeting, you must have your 16-digit control number that is shown on your Notice of Internet Availability or on your proxy card if you receive the proxy materials by mail. The Annual Meeting is being held on a virtual-only basis.
The Annual Meeting will be held for the following purposes:
1.     To elect the seven directors named in the Proxy Statement to serve until our Annual Meeting to be held in 2024, or until their successors are duly elected and qualified or until his or her earlier resignation or removal.
2.    To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
3.    To approve, on an advisory basis, the compensation of our named executive officers.
4.    To consider and act upon such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.
The Board of Directors (the “Board”) recommends that you vote “FOR” each of the director nominees named in Proposal 1 and “FOR” Proposals 2 and 3.
The Board has fixed the close of business on April 27, 2023 as the record date for determining the holders of our common stock entitled to notice of and to vote at the Annual Meeting and any postponements or adjournments thereof. Only stockholders of record at the close of business on the record date are entitled to such notice and to vote, virtually or by proxy, at the Annual Meeting.
A list of stockholders will be available for examination by any stockholder at the Annual Meeting and at our corporate headquarters, located at 26 Technology Drive, Irvine, CA 92618, for a period of ten days prior to the Annual Meeting.
Your vote is very important. Our goal for the Annual Meeting is to enable the broadest number of stockholders to participate in the Annual Meeting at the lowest cost to them, while providing substantially the same access and exchange with the Board and management as an in-person Annual Meeting. As such, we believe that we observe best practices for virtual stockholder meetings, including by providing a support line for technical and other assistance, addressing as many stockholder questions as time allows, and by posting all questions and answers posed at the Annual Meeting on our website within a reasonable time. Accordingly, additional information on how you can participate in the Annual Meeting to the fullest extent is set forth in the “Questions and Answers About the Virtual Annual Meeting and Voting” section of this Proxy Statement, which begins on page 1. Regardless of whether you expect to attend the Annual Meeting, please complete, date, sign and return the proxy card, or submit your voting instructions over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting.
Sincerely,

Raymond W. Cohen
Chief Executive Officer
Approximate Date of Mailing of Notice of
Internet Availability of Proxy Materials: May 1, 2023

Important Notice Regarding Availability of Proxy Materials for the Virtual Annual Meeting on June 26, 2023:
Axonics’ Notice of Annual Meeting of Stockholders, Proxy Statement and
2022 Annual Report to Stockholders are available at www.virtualshareholdermeeting.com/AXNX2023.

PROXY STATEMENT
The enclosed Proxy Statement and related materials are being furnished on behalf of the Board of Directors (the “Board”) of Axonics, Inc. (“Axonics,” the “Company,” “we,” “us,” or “our”), in connection with the solicitation by the Board of proxies to be voted at the virtual 2023 Annual Meeting of Stockholders to be held on June 26, 2023 at 12:00 p.m. Eastern Time (the “Annual Meeting”), or at any postponements or adjournments thereof. We are providing these materials to holders of record of our common stock as of the close of business on the record date of April 27, 2023 (the “Record Date”) and are first making available or mailing the materials on or about May 1, 2023. The Annual Meeting is being held for the purposes described in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders.
QUESTIONS AND ANSWERS ABOUT THE VIRTUAL ANNUAL MEETING AND VOTING
The following questions and answers are intended to briefly address potential questions that our stockholders may have regarding this Proxy Statement and the Annual Meeting. They are also intended to provide our stockholders with certain information that is required to be provided under the rules and regulations of the Securities and Exchange Commission (the “SEC”). These questions and answers may not address all of the questions that are important to you as a stockholder. If you have additional questions about the Proxy Statement or the Annual Meeting, please see “Whom should I contact with other questions?” below.
1.    What is the purpose of the Annual Meeting?
    At the Annual Meeting, our stockholders will be asked to consider and vote upon the matters described in this Proxy Statement and in the accompanying Notice of Annual Meeting, and any other matters that properly come before the Annual Meeting.
2.    When and where will the Annual Meeting be held?
    You are invited to attend the Annual Meeting on June 26, 2023, at 12:00 p.m. Eastern Time. Stockholders of record, and beneficial owners of our common stock who register for the Annual Meeting in advance, will be able to participate in the Annual Meeting, vote, and submit questions during the Annual Meeting conducted via live webcast by visiting www.virtualshareholdermeeting.com/AXNX2023. If you are a stockholder of record, a 16-digit secure control number that will allow you to attend the Annual Meeting electronically can be found on your proxy card.
3.    How can I participate and ask questions at the Annual Meeting?
    We are committed to ensuring that our stockholders have substantially the same opportunities to participate in the Annual Meeting as they would at an in-person meeting. In order to submit a question at the Annual Meeting, you will need your 16-digit control number that is printed on the proxy card that you received in the mail, or via email if you have elected to receive material electronically. You may log in 15 minutes before the start of the Annual Meeting and submit questions online. You will be able to submit questions during the Annual Meeting as well. We encourage you to submit any question that is relevant to the business of the Annual Meeting. All appropriate questions asked during the Annual Meeting will be read and addressed during the Annual Meeting. Stockholders are encouraged to log into the webcast at least 15 minutes prior to the start of the Annual Meeting to test their internet connectivity.
4.    What if I have technical or other “IT” problems logging into or participating in the Annual Meeting webcast?
    We have provided a toll-free technical support “help line” that can be accessed by any stockholder who is having challenges logging into or participating in the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support line number that will be posted on the Virtual Shareholder Meeting login page.
5.    Why am I receiving these proxy materials?
    We are providing these proxy materials in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting, and at any adjournment or postponement thereof. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual

Meeting to have your shares voted. Instead, you may have your shares voted using one of the other voting methods described in this Proxy Statement. Regardless of whether you expect to attend the Annual Meeting, please submit your proxy as soon as possible in order to ensure your representation at the Annual Meeting and to minimize our proxy solicitation costs.
6.    What is a “proxy”?
    The term “proxy,” when used with respect to a stockholder, refers to either a person or persons legally authorized to act on the stockholder’s behalf or a format that allows the stockholder to vote without attending the Annual Meeting.
    Because it is important that as many stockholders as possible be represented at the Annual Meeting, the Board is asking that you review this Proxy Statement carefully and then vote by following the instructions set forth on the Notice of Internet Availability or the proxy card. In voting prior to the Annual Meeting, you will deliver your proxy to Raymond W. Cohen and Dan L. Dearen, which means you will authorize Mr. Cohen and Mr. Dearen to vote your shares at the Annual Meeting in the way you instruct. All shares represented by valid proxies will be voted in accordance with the stockholder’s specific instructions.
7.    Why did I receive a notice in the mail regarding the Internet availability of proxy materials?
    Instead of mailing printed copies to each of our stockholders, we have elected to provide access to our proxy materials over the Internet under the SEC’s “notice and access” rules. These rules allow us to make our stockholders aware of the Annual Meeting and the availability of our proxy materials by sending a Notice of Internet Availability, which provides instructions regarding how to access the full set of proxy materials through the Internet or make a request to have printed proxy materials delivered by mail in addition to instructions regarding how to attend the Annual Meeting through the Internet. Accordingly, on or about May 1, 2023, we mailed a Notice of Internet Availability to each of our stockholders who held shares of our common stock as of the Record Date. The Notice of Internet Availability contains instructions regarding how to access our proxy materials, including our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Annual Report”). The Notice of Internet Availability also provides instructions regarding how to vote your shares.
8.    What is the purpose of complying with the SEC’s “notice and access” rules?
    We believe compliance with the SEC’s “notice and access” rules will allow us to provide our stockholders with the materials they need to make informed decisions about the matters to be voted upon at the Annual Meeting, while lowering the costs of printing and delivering those materials and reducing the environmental impact of our Annual Meeting. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.
9.    What does it mean if I receive more than one Notice of Internet Availability?
    It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Notice of Internet Availability, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.
10.    Can I vote my shares by filling out and returning the Notice of Internet Availability?
    No. The Notice of Internet Availability identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice of Internet Availability and returning it. If you would like a paper proxy card, you should follow the instructions in the Notice of Internet Availability. The paper proxy card you receive will also provide instructions as to how to authorize via the Internet or telephone your proxy to vote your shares according to your voting instructions. Alternatively, you can mark the paper proxy card with how you would like your shares voted, sign the proxy card and return it in the envelope provided.
11.    What am I being asked to vote upon at the Annual Meeting?
    At the Annual Meeting, you will be asked to:
•Elect seven director nominees to serve until the Annual Meeting to be held in 2024, or until their successors are duly elected and qualified (Proposal 1);
•Ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal 2);
•Approve, on an advisory basis, the compensation of our named executive officers (Proposal 3); and
•Consider and act upon such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

12.    What are the voting options for each Proposal?
    In the election of directors (Proposal 1), you may vote “FOR” any one or more of the nominees, you may vote “AGAINST” any one or more of the nominees or you may “ABSTAIN” from voting with respect to the election of any one or more of the nominees. On all of the other proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.”
13.    How does the Board recommend that I vote?
    The Board recommends that you vote your shares:
•“FOR” the election of each of the seven director nominees named in this Proxy Statement to serve until the Annual Meeting of Stockholders to be held in 2024, or until their successors are duly elected and qualified or their earlier resignation or removal (Proposal 1);
•“FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for fiscal year ending December 31, 2023 (Proposal 2); and
•“FOR” the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 3).
    Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card, who are persons designated by the Board and are members of our management team, will vote in accordance with the recommendations of the Board. Management does not know of any matters that will be brought before the Annual Meeting other than those specifically set forth in this Proxy Statement. However, if any other business properly comes before the Annual Meeting, the proxy holders or their substitutes will vote as recommended by the Board or, if no recommendation is given, in their own discretion.
14.    Who can vote at the Annual Meeting?
    If you were a holder of our common stock as a “stockholder of record,” or if you are the “beneficial owner” of our common stock held in “street name,” as of the close of business on the Record Date, you may vote your shares at the Annual Meeting, and at any postponements or adjournments of the Annual Meeting. As of the Record Date, there were 50,383,730 shares of our common stock outstanding. Each stockholder has one vote for each share of common stock held as of the Record Date. A list of our stockholders will be available for examination by any stockholder at the Annual Meeting and at our corporate headquarters, located at 26 Technology Drive, Irvine, CA 92618, for a period of ten days prior to the Annual Meeting.
15.    What does it mean to be a “stockholder of record”?
    If, on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a “stockholder of record.” As a “stockholder of record,” you may vote at the Annual Meeting or vote by proxy. Regardless of whether you plan to attend the Annual Meeting, we urge you to vote your shares using one of the voting methods described in this Proxy Statement and the Notice of Internet Availability.
16.    What does it mean to be a “beneficial owner” of shares held in “street name”?
    If, on the Record Date, your shares were held in an account at a broker, bank, or other financial institution (we refer to each of those organizations collectively as a “broker”), then you are the “beneficial owner” of shares held in “street name” and these proxy materials are being made available to you by that broker. The broker holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. You have the right to direct your broker on how to vote the shares in your account by following the instructions printed on the Voting Instruction Form received from the bank, broker or other institution holding your stock.
    Under the rules that govern brokers, your broker is not permitted to vote on your behalf on any matter to be considered at the Annual Meeting (other than the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2023) unless you provide specific instructions to the broker as to how to vote. As a result, we encourage you to communicate your voting decisions to your broker before the date of the Annual Meeting to ensure that your vote will be counted.
17.     How do I obtain voting instructions if my stock is held in “street name”?
    If your stock is held in “street name,” you will receive a notice, typically entitled “Voting Instruction Form” or something similar, either electronically or by mail from the bank, broker or other institution holding your stock. This notice contains instructions regarding how to access the proxy materials and how to vote.

18.    If I hold my stock in street name and fail to provide specific voting instructions to the bank, broker or other institution holding it on my behalf, will my stock still get voted?
    Not on all matters. If you hold your shares in street name and want a vote to be cast on your behalf for all proposals described in this Proxy Statement, you must submit your specific voting instructions to the bank, broker or other institution holding the stock on your behalf in response to the notice you receive from it.
19.    What are “broker non-votes”?
    A “broker non-vote” occurs when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a proposal because (i) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (ii) the broker lacks the authority to vote the shares at their discretion.
    Proposal Nos. 1 and 3 are considered non-discretionary matters, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposals. Proposal No. 2 for the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm is considered a discretionary matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on the proposal.
20.    What documentation must I provide to be admitted to the Annual Meeting and how do I attend?
    If your shares are registered in your name, you will need to provide your 16-digit control number included on your Notice of Internet Availability or your proxy card (if you receive a printed copy of the proxy materials) in order to be able to participate in the Annual Meeting. If your shares are not registered in your name (if, for instance, your shares are held in “street name” for you by your broker, bank or other institution), you must follow the instructions printed on your Voting Instruction Form. In order to participate in the Annual Meeting, please log on to www.virtualshareholdermeeting.com/AXNX2023 at least 15 minutes prior to the start of the Annual Meeting to provide time to register and download the required software, if needed. The webcast replay will be available at www.virtualshareholdermeeting.com/AXNX2023 until the 2024 Annual Meeting of Stockholders. If you access the Annual Meeting but do not enter your control number, you will be able to listen to the proceedings, but you will not be able to vote or otherwise participate.
21.    What documentation must I provide to vote online at the Annual Meeting?
    If you are a stockholder of record and provide your 16-digit control number when you access the Annual Meeting, you may vote all shares registered in your name during the Annual Meeting webcast. If you are not a stockholder of record as to any of your shares (i.e., instead of being registered in your name, all or a portion of your shares are registered in “street name” and held by your broker, bank or other institution for your benefit), you must follow the instructions printed on your Voting Instruction Form.
22.    How many shares must be present or represented to conduct business at the Annual Meeting?
    The presence at the Annual Meeting of the holders of a majority of the outstanding shares of common stock, as of the Record Date, virtually or by proxy and entitled to vote, will constitute a quorum, permitting us to conduct our business at the Annual Meeting. “Abstentions” and “broker non-votes” will each be counted as present at the Annual Meeting for purposes of determining the existence of a quorum at the Annual Meeting. “Broker non-votes” will result for shares that are not voted by the broker who is the record holder of the shares because the broker is not instructed to vote on such matter by the beneficial owner of the shares and the broker does not have discretionary authority to vote on such matter. For further discussion on broker non-votes, please refer to “What are the voting requirements to approve the proposals?” below. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.
23.    How can I vote my shares of Axonics stock?
    Stockholders of record can vote by proxy or by attending the Annual Meeting and voting. The persons named as proxies on the proxy card were designated by the Board and are members of our management. If you vote by proxy, you can do so by submitting a proxy over the Internet or by telephone as described below. If you are the beneficial owner of shares held in street name, please refer to the information forwarded by your broker to see which voting options are available to you and to see what steps you must follow if you choose to attend the Annual Meeting to vote your shares.
•Submit a Proxy by Internet: You can submit a proxy over the Internet in advance of the Annual Meeting by following the instructions provided on the proxy card or the voting instruction card provided to you by your broker, if applicable.
•Submit a Proxy by Telephone: If you requested to receive printed proxy materials, you can submit a proxy by telephone in advance of the Annual Meeting pursuant to the instructions provided on the proxy card or by following the voting instruction card provided to you by your broker, if applicable.

•Vote in Person at the Annual Meeting: If you are a stockholder of record, you may attend the Annual Meeting and vote via the Annual Meeting website, www.virtualshareholdermeeting.com/AXNX2023, where stockholders may vote and submit questions during the Annual Meeting. Please have your 16‑digit control number to join the Annual Meeting. Instructions on how to attend and participate via the Internet are posted at www.virtualshareholdermeeting.com/AXNX2023. Even if you plan to attend the Annual Meeting, we encourage you to submit a proxy in advance by Internet, telephone or mail so that your vote will be counted in the event you later decide not to attend the Annual Meeting. The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend the Annual Meeting. If you are the beneficial owner of shares, held in “street name,” you must obtain a legal proxy, executed in your favor by your broker, to be able to vote at the Annual Meeting.
    YOUR VOTE IS VERY IMPORTANT. We encourage you to submit your proxy even if you plan to attend the Annual Meeting. If you properly give your proxy and submit it to us in time to vote, the individuals named as your proxy holders will vote your shares as you have directed. Regardless of whether you plan to attend the Annual Meeting, and regardless of the number of shares of our stock that you own, it is important that your shares are represented at the Annual Meeting.
24.    Can I change my vote after I have submitted my vote?
    Yes. You may revoke your proxy at any time before the vote is taken at the Annual Meeting. If you are a stockholder of record, you may change your vote by (i) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method); (ii) providing written notice of revocation to our Secretary at our corporate headquarters located at 26 Technology Drive, Irvine, CA 92618, prior to your shares being voted; or (iii) participating in the Annual Meeting and voting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you vote at the Annual Meeting or specifically so request. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank, trustee or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting.
25.    What are the voting requirements to approve the proposals?
    Assuming that a quorum is present at the Annual Meeting, the voting requirements to approve each of the proposals to be voted upon at the Annual Meeting are as follows:
•Election of directors (Proposal 1) — Directors will be elected by a plurality of the votes cast with respect to each director’s election at the Annual Meeting, in person or by proxy. Abstentions will have no effect on the outcome of this Proposal. The election of directors is a “non-discretionary” matter, meaning that if you are the beneficial owner of your shares and do not instruct your broker how to vote with respect to the election of directors, your broker is not permitted to vote on this Proposal and your votes will be counted as broker non-votes. Broker non-votes will have no effect in determining which directors are elected at the Annual Meeting.
•Ratification of selection of Independent Registered Public Accounting Firm (Proposal 2) — Ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 will require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will be counted toward the tabulation of votes present or represented on this Proposal and will have the same effect as votes against this Proposal. The ratification of BDO USA, LLP is a “discretionary” matter, meaning that if you are the beneficial owner of your shares and do not instruct your broker how to vote with respect to the ratification of BDO USA, LLP, your broker may use its discretion to vote your uninstructed shares on this Proposal. A failure by your broker to vote your uninstructed shares on this Proposal will result in an abstention, which will have the same effect as a vote against this Proposal.
•Approve, on an advisory basis, the compensation of our named executive officers (Proposal 3) — Approval, on an advisory basis, of the compensation of our named executive officers will require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will be counted toward the tabulation of votes present or represented on this Proposal and will have the same effect as votes against this Proposal. The approval, on an advisory basis, of the compensation of our named executive officers is a “non-discretionary” matter, meaning that if you are the beneficial owner of your shares and do not instruct your broker how to vote with respect to this Proposal, your broker is not permitted to vote on this Proposal and your votes will be counted as broker non-votes. Broker non-votes will have no effect on the outcome of this Proposal.

26.    Could other matters be decided at the Annual Meeting?
    As of the date this Proxy Statement was made available to stockholders, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. However, if any other matters are presented for consideration at the Annual Meeting including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place in order to solicit additional proxies in favor of one or more of the Proposals, the persons named as proxy holders and acting thereunder will have discretion to vote on these matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote.
27.    Who is paying for the cost of this proxy solicitation?
    The proxies being solicited hereby are being solicited by us, and the cost of soliciting proxies in the enclosed form will be borne by us. We have also retained Kingsdale Advisors (“Kingsdale”), to aid in the solicitation. For these services, we will pay Kingsdale a fee of approximately $12,500 and reimburse it for certain out-of-pocket disbursements and expenses. Our officers and other employees may, without compensation other than their regular compensation, solicit proxies by further mailings, personal conversations, telephone, facsimile or other electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.
28.    What is the deadline to submit stockholder proposals for our 2024 Annual Meeting of Stockholders?
    Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any stockholder desiring to include a proposal in our Proxy Statement with respect to our 2024 Annual Meeting of Stockholders should arrange for such proposal to be delivered to us at our corporate headquarters no later than January 1, 2024, in order to be considered for inclusion in our proxy statement relating to such annual meeting. Matters pertaining to such proposals, and the eligibility of persons entitled to have such proposals included, are regulated by the Exchange Act and the rules of the SEC.
    In addition, pursuant to our Bylaws, any stockholder desiring to submit a proposal for action or nominate one or more persons for election as directors at our 2024 Annual Meeting of Stockholders pursuant to the advance notice provisions of our Bylaws must submit a notice of the proposal or nomination to us between February 26, 2024 and March 27, 2024, or else it will be considered untimely and ineligible to be properly brought before the Annual Meeting. In each case, the notice of the proposal or nomination must include certain information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements relating to our capital stock. However, if our 2024 Annual Meeting of Stockholders is not held between May 26, 2024 and September 3, 2024, under our Bylaws, this notice must be provided not earlier than the 120th day prior to the 2024 Annual Meeting of Stockholders and not later than the close of business on the later of (a) the 90th day prior to the 2024 Annual Meeting of Stockholders or (b) the 10th day following the date on which notice of the date of the 2024 Annual Meeting of Stockholders is first mailed to stockholders or otherwise publicly disclosed, whichever first occurs.
    All such notices should be directed to our Secretary at our corporate headquarters located at Axonics, Inc., 26 Technology Drive, Irvine, CA 92618. For more information, and for more detailed requirements, please refer to our Bylaws, filed as Exhibit 3.2 to our Current Report on Form 8-K (File No. 001-38721), filed with the SEC on November 5, 2018.
29.    I share an address with another stockholder, and we received only one copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
    The SEC rules permit brokers to participate in a practice known as “householding,” which means that only one copy of the Notice of Internet Availability and, if applicable, this Proxy Statement and the Annual Report, will be sent to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. Householding is designed to reduce printing and postage costs, and results in cost savings for us. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. If you receive a householding mailing this year and would like to have additional copies of our Notice of Internet Availability and, if applicable, this Proxy Statement and/or the Annual Report mailed to you, or if you would like to opt out of this practice for future mailings, please contact your broker or submit your request to our General Counsel at Axonics, Inc., 26 Technology Drive, Irvine, CA 92618, or by telephone at (949) 396-6322. Upon receipt of any such request, we agree to promptly deliver a copy of the Notice of Internet Availability and, if applicable, this Proxy Statement and/or the Annual Report to you. In addition, if you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact us using the contact information set forth above.
30.    Where can I find voting results of the Annual Meeting?
    We will announce preliminary voting results with respect to each proposal at the Annual Meeting. In accordance with SEC rules, final voting results will be published in a Current Report on Form 8-K within four business days following the Annual Meeting, unless final results are not known at that time in which case preliminary voting results will be published within four business days of the Annual Meeting and final voting results will be published once they are known by us.

31.    Whom should I contact with other questions?
    If you have additional questions about this Proxy Statement or the Annual Meeting, please contact Kingsdale, our proxy solicitor, by telephone at (866) 851-3215 (stockholders) and (416) 867-2272 (banks and brokerage firms), or by email at contactus@kingsdaleadvisors.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, EXECUTIVE OFFICERS AND DIRECTORS
The following table sets forth, as of April 27, 2023, information regarding beneficial ownership of our capital stock by:
•each of our named executive officers;
•each of our directors;
•all of our directors and executive officers as a group; and
•each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding common stock.
The number of shares of common stock beneficially owned by each person is determined under the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire by June 26, 2023 (sixty days after April 27, 2023) through the exercise or conversion of a security or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with a family member, with respect to the shares set forth in the following table. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares for any other purpose.
Our calculation of the percentage of beneficial ownership is based on 50,383,730 shares of our common stock outstanding as of April 27, 2023.
Except as otherwise noted below, the address for each person or entity listed in the table is c/o Axonics, Inc., 26 Technology Drive, Irvine, California 92618.

Name and Address of Beneficial Owner	Amount and Nature of Shares Beneficially Owned	%
Named Executive Officers and Directors
Raymond W. Cohen(1)	557,953	1.10
Dan L. Dearen(2)	26,337	*
Rinda K. Sama(3)	93,645	*
John Woock, Ph.D.(4)	82,484	*
Alfred Ford, Jr.(5)	52,950	*
Nancy Snyderman, M.D., FACS(6)	31,111	*
Robert E. McNamara(7)	30,194	*
Michael H. Carrel(8)	30,361	*
Jane E. Kiernan(9)	16,861	*
David M. Demski(10)	16,542	*
Esteban López, M.D.(11)	5,600	*
All executive officers and directors as a group (12 persons)(12)	944,038	1.85
Greater than 5% Holders
FMR LLC(13)	2,718,792	5.40
BlackRock, Inc.(14)	3,630,843	7.21
The Vanguard Group(15)	5,092,888	10.11
_____________________________________________
* Less than 1%.
(1)    Includes (i) 397,357 shares of common stock underlying stock options exercisable within 60 days of April 27, 2023, and (ii) 100,981 shares of common stock held by the Cielo Trust established March 30, 2018. Mr. Cohen is a trustee of the Cielo Trust established March 30, 2018, and as a result, shares voting and dispositive power over the shares held by it.
(2)    Includes 2,344 shares of common stock underlying stock options exercisable within 60 days of April 27, 2023.
(3)    Includes (i) 23,954 shares of common stock underlying stock options exercisable within 60 days of April 27, 2023, (ii) 608 shares of common stock held by Mr. Sama’s spouse and (iii) 13,229 shares of common stock underlying stock options exercisable within 60 days of April 27, 2023 held by Mr. Sama’s spouse.
(4)     Includes 17,182 shares of common stock underlying stock options exercisable within 60 days of April 27, 2023.
(5)    Includes 2,116 shares of common stock underlying stock options exercisable within 60 days of April 27, 2023.
(6)    Includes 14,167 shares of common stock underlying stock options exercisable within 60 days of April 27, 2023.

(7)    Includes 18,333 shares of common stock underlying stock options exercisable within 60 days of April 27, 2023.
(8)    Includes 15,000 shares of common stock underlying stock options exercisable within 60 days of April 27, 2023.
(9)    Consists of shares of restricted common stock held by Ms. Kiernan.
(10)    Includes 10,000 shares of common stock underlying stock options exercisable within 60 days of April 27, 2023.
(11)    Consists of shares of restricted common stock held by Dr. López.
(12)    Includes 513,682 shares of common stock underlying stock options exercisable within 60 days of April 27, 2023.
(13)    Based solely on a Schedule 13G/A filed with the SEC on February 9, 2023 by FMR LLC, FMR LLC has sole voting power with respect to 2,665,590 shares of our common stock and sole dispositive power with respect to 2,718,792 shares of our common stock. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.
(14)    Based solely on a Schedule 13G/A filed with the SEC on January 31, 2023 by BlackRock, Inc., BlackRock, Inc. has sole voting power with respect to 3,571,988 shares of our common stock and sole dispositive power with respect to 3,630,843 shares of our common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(15)    Based solely on a Schedule 13G filed with the SEC on March 10, 2023 by The Vanguard Group, The Vanguard Group has shared voting power with respect to 83,103 shares of our common stock, sole dispositive power with respect to 4,964,256 shares of our common stock and shared dispositive power with respect to 128,632 shares of our common stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of our common stock with the SEC. Executive officers, directors and greater than ten-percent stockholders are required to furnish us with copies of all such forms they file.
Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no additional forms were required, we believe that all filing requirements applicable to our executive officers, directors and greater than ten-percent stockholders were complied with for the fiscal year ended December 31, 2022, except that a Form 4 was not filed within the required period for the following: (i) one Form 4 and three transactions for Mr. Dearen reporting shares granted on January 31, 2022, (ii) one Form 4 and three transactions for Mr. Ford reporting shares granted on January 31, 2022, (iii) one Form 4 and three transactions for Mr. Woock reporting shares granted on January 31, 2022, (iv) one Form 4 and three transactions for Mr. Cohen reporting shares granted on January 31, 2022, (v) one Form 4 and three transactions for Mr. Sama reporting shares granted on January 31, 2022, (vi) two Form 4s and six transactions for Ms. Noblett reporting shares granted on January 31, 2022 and options exercised and shares sold on September 12, 2022, (vii) one Form 4 and three transactions for Ms. Kiernan reporting options exercised on August 5, 2021 and shares sold on April 1, 2022.

Changes in Control
We are not aware of any arrangements that have resulted, or may at a subsequent date result, in a change in control of Axonics.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

There have been no transactions since January 1, 2022, in which the amount involved in the transaction exceeded or will exceed the lesser of $120,000 and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than compensation arrangements for our directors and executive officers, which are described under “Director Compensation” and “Executive Compensation”.

Policies and Procedures for Transactions with Related Persons

We have adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration, ratification and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as directors or executive officers are not considered related-person transactions under this policy. A related person is any executive officer, director or a holder of more than 5% of any class of our equity, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our audit committee for review, consideration and approval. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions or other sources of comparable products or services are available. To identify related-person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our audit committee or other independent body of the Board will take into account the relevant available facts and circumstances including, but not limited to:

•the risks, costs and benefits to us;
•the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•the terms of the transaction;
•the availability of other sources for comparable services or products; and
•the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. Our audit committee will approve only those related-person transactions that are in the best interests of our company, as our audit committee determines in good faith.

EXECUTIVE OFFICERS
Each of our executive officers serves at the discretion of the Board. The determination as to which of our employees qualify as executive officers was made by the Board in accordance with the rules of the SEC. Biographical information for our executive officers as of the date this Proxy Statement was made available is set forth below. There are no family relationships between any of our directors or executive officers. There are no legal proceedings related to any of the executive officers that must be disclosed pursuant to Item 401(f) of Regulation S-K.

Name	Age	Position(s)
Raymond W. Cohen	64	Chief Executive Officer, Director
Dan L. Dearen	60	President, Chief Financial Officer
Rinda K. Sama	44	Chief Operating Officer
John Woock, Ph.D.	40	Executive Vice President, Chief Marketing & Strategy Officer
Alfred Ford, Jr.	52	Chief Commercial Officer
Karen Noblett, M.D.	60	Chief Medical Officer
For biographical information for Raymond W. Cohen, please refer to Proposal 1.
Dan L. Dearen has served as our President since August 2018 and our Chief Financial Officer since October 2013. From October 2013 to August 2018, Mr. Dearen served as our Chief Operating Officer. From July 2009 to October 2013, Mr. Dearen served as Chief Operating Officer and Chief Financial Officer of Vessix Vascular, Inc., a developer of a novel renal denervation system used to treat uncontrolled hypertension, which was acquired by Boston Scientific Corporation. Previously, he served as Chief Financial Officer of Miraval Holding, Q3DM, Medication Delivery Devices and was a Principal at Ventana Growth Funds, an international venture capital firm investing in medical devices, life sciences and healthcare companies. Mr. Dearen started his career as a CPA (inactive) in the healthcare group at Ernst & Young in Dallas, Texas. He holds a B.B.A. in Accounting & Business from Southern Methodist University and an M.B.A. from Boston College and completed the Accredited Public Company Director Certification program at the University of California Los Angeles. In March of 2021, Mr. Dearen joined the Board of Directors of Endotronix, Inc., a digital health and medical technology company, as an Independent Director and Chair of the Audit Committee and in January of 2023, Mr. Dearen joined the Board of Directors of JenaValve Technology, Inc. a developer and manufacturer of transcatheter aortic valve replacement systems, as an Independent Director and Chair of the Audit Committee.
Rinda K. Sama has served as our Chief Operating Officer since August 2018. From May 2014 to August 2018, Mr. Sama served as our Vice President, Operations and Quality. From June 2011 to May 2014, Mr. Sama served as Director, Operations and Quality of Vessix Vascular, Inc. Since July 2021, Mr. Sama served on the board of directors of BioVentrix, a privately held medical device company focused on treating congestive heart failure via transcatheter based ventricular restoration. Mr. Sama holds a B.S. in Biomedical Engineering from Karnatak University Dharwad, a M.S. in Biomedical Engineering from the University of Southern California and an M.B.A. from the University of California, Irvine.
John Woock, Ph.D. has served as our Executive Vice President, Chief Marketing & Strategy Officer since December 2021. Prior to that time, Mr. Woock served as our Chief Marketing Officer from June 2018 to November 2021, as our Vice President, Global Marketing and Clinical Operations from January 2017 to May 2018 and our Vice President, Product Marketing from June 2014 to December 2016. Before working with our company, he was a postdoctoral fellow at the Stanford Biodesign Program at Stanford University from August 2013 to June 2014 and a management strategy consultant at McKinsey & Company from February 2010 to August 2013. Mr. Woock holds a B.S. in Biomedical Engineering from Washington University in St. Louis and a Ph.D. in biomedical engineering from Duke University.
Alfred Ford, Jr. has served as our Chief Commercial Officer since November 2017. From January 1997 to June 2017, Mr. Ford served as President and Chief Commercial Officer, General Manager, Vice President, Global Sales & Marketing, Vice President, Sales, Distribution Director, Regional Sales Manager and Territory Manager of Cardiac Science, Inc., a manufacturer of external automatic defibrillators. Mr. Ford holds a B.S. in Marketing and an M.S. in International Marketing from Saint Joseph’s University.
Karen Noblett, M.D. has served as our Chief Medical Officer since October 2017 and as a physician advisor to Axonics from January 2014 until joining us as an employee. From August 2014 to September 2017, Dr. Noblett served as Professor and Department Chair, OB/GYN, at the University of California, Riverside. From October 1998 to July 2014, Dr. Noblett served as Professor and Division Director at the University of California, Irvine. From July 1995 to June 1998, Dr. Noblett completed her fellowship in Female Pelvic Medicine and Reconstructive Surgery and from July 1991 to June 1995, she completed her residency in Obstetrics and Gynecology at the University of California, Irvine. In June 2019, Dr. Noblett

completed her M.B.A. at the University of California, Irvine. Dr. Noblett holds a B.A. in Biology from California State University, Fresno, an M.D. from the University of California, Irvine, and an M.S. in Research from the University of California, San Diego.

PROPOSAL 1 — ELECTION OF DIRECTORS
The Board currently consists of seven annually-elected directors. Acting upon the recommendation of our nominating and corporate governance committee, the Board nominated Michael H. Carrel, Raymond W. Cohen, Jane E. Kiernan, Robert E. McNamara, Nancy Snyderman, M.D., FACS, David M. Demski, and Esteban López, M.D. for election to the Board at the Annual Meeting.
Each director will be elected to serve a one-year term expiring at the Annual Meeting of Stockholders to be held in 2024 and until his or her successor has been duly elected and qualified, or until his or her earlier resignation or removal.
Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the proxy holders will vote for the substitute nominee designated by the Board. The Board has no reason to believe that any of the nominees will be unable to serve. There are no family relationships between any of our directors or executive officers. There are no legal proceedings related to any of the directors or director nominees which must be disclosed pursuant to Item 401(f) of Regulation S-K. No stockholder has any special rights regarding the election or designation of members of the Board. There are no agreements or understandings pursuant to which any of the directors was selected to serve as a director.
Director Qualifications
The Board has determined that, as a whole, it must have the right mix of characteristics, skills and diversity to provide effective oversight of our company. In selecting directors, the Board seeks to achieve a mix of directors that enhances the diversity of background, skills and experience on the Board, including with respect to age, gender, international background, ethnicity and specialized experience. Directors should have relevant expertise and experience and be able to offer advice and guidance to our Chief Executive Officer based on that expertise and experience.
Each director is also expected to:
•possess fundamental qualities of intelligence, honesty, perceptiveness, maturity, integrity, fairness and responsibility;
•have a genuine interest in Axonics and recognize that as a member of the Board, each director is accountable to all of our stockholders, not to any particular interest group;
•be of the highest ethical character and share the values of Axonics as reflected in our Code of Conduct;
•be highly accomplished in his or her field, with superior credentials and recognition;
•possess sound business judgment, be able to work effectively with others, have sufficient time to devote to our affairs; and be free from conflicts of interest; and
•have independent opinions and be willing to state them in a constructive manner.
The Board periodically reviews the diversity of skills and characteristics needed in the Board’s oversight of our company, as well as the effectiveness of the mix of skills and experience. The Board considers the skill areas represented on the Board, those skill areas represented by any directors who are expected to retire or leave the Board in the near future, and recommendations of directors regarding skills that could improve the ability of the Board to carry out its responsibilities.
Identifying and Evaluating Nominees
When the Board or its nominating and corporate governance committee has identified the need to add a new director with specific qualifications or to fill a vacancy on the Board, the Chair of the nominating and corporate governance committee will initiate a search, seeking input from other directors and senior management, review any candidates that the nominating and corporate governance committee has previously identified, and, if necessary, hire a search firm. The nominating and corporate governance committee will identify the initial list of candidates who satisfy the specific criteria and otherwise qualify for membership on the Board. Selected members of the Board will interview each qualified candidate; other directors will also interview the candidate if practicable. Based on a satisfactory outcome of those interviews, the nominating and corporate governance committee will make its recommendation on the candidate to the Board.
Our Bylaws include a procedure that stockholders must follow in order to nominate a person for election as a director at an annual meeting of stockholders. The Bylaws require that timely notice of the nomination in proper written form, including all required information, be provided to the Corporate Secretary.
Required Vote of Stockholders
A plurality of the votes cast with respect to each director’s election at the Annual Meeting is required for the election of each director. Abstentions will have no effect in determining which directors are elected at the Annual Meeting.

Proxies received in response to this solicitation will be voted “FOR” the election of the above-named nominees to the Board unless otherwise specified in the proxy.
Board Recommendation
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE FOLLOWING SEVEN NOMINEES.

Name	Age	Position(s)	Serving Since
Raymond W. Cohen	64	Chief Executive Officer, Director	2013
Robert E. McNamara	66	Director	2018
Michael H. Carrel	52	Director	2019
Nancy Snyderman, M.D., FACS	71	Director	2019
Jane E. Kiernan	62	Director	2019
David M. Demski	65	Director	2021
Esteban López, M.D.	50	Director	2021

Raymond W. Cohen has served as our Chief Executive Officer and as a member of the Board since our inception in October 2013. Mr. Cohen has extensive medical device experience, holding several Chair and Chief Executive Officer positions on the boards of publicly listed life sciences companies. Mr. Cohen is an accredited public company director having completed the UCLA certification program for public company directors. Since August 2021, Mr. Cohen served as the Chairman of the board of directors of BioVentrix, a privately held medical device company focused on treating congestive heart failure via transcatheter based ventricular restoration. From November 2013 to July 2021, Mr. Cohen served as Chairman of the board of directors and member of audit committee, compensation committee and nominating committees of BioLife Solutions, Inc., (NASDAQ: BLFS), a developer, manufacturer and supplier of proprietary clinical grade cell and tissue hypothermic storage and cryopreservation freeze media for human cells. From June 2013 to April 2020, Mr. Cohen served as a member of the board of directors, Chair of the compensation committee, member of the audit committee and member of the nominating and corporate governance committee of Spectrum Pharmaceuticals, Inc., (NASDAQ: SPPI), a developer and marketer of oncology and hematology drugs. From April 2016 to June 2017, Mr. Cohen served as a member of the board of directors and a member of the compensation and audit committees of publicly listed Zurich-based LifeWatch AG, a manufacturer and marketer of ambulatory electrocardiogram services, which was acquired by Biotelemetry Inc. (NASDAQ: BEAT), in July 2017. From June 2013 to December 2017, Mr. Cohen served as Chair of the board of directors of Lombard Medical, Inc., a manufacturer and marketer of abdominal aortic aneurysm stent graphs. From August 2010 to November 2012, Mr. Cohen served as Chief Executive Officer and as a member of the board of directors of Vessix Vascular, Inc., a developer of a novel renal denervation system used to treat uncontrolled hypertension, which was acquired by Boston Scientific Corporation. From 1997 to 2006, Mr. Cohen served as Chief Executive Officer of Nasdaq-listed Cardiac Science, Inc., a manufacturer of external automatic defibrillators. From 1982 to 1997, Mr. Cohen served in various sales and marketing positions for a number of medical device companies. In 2021, Cohen was named by Ernst & Young as Entrepreneur of the Year for the Southwest United States. In 2008, Mr. Cohen was named by AeA as the Private Company Life Science Chief Executive Officer of the Year. Mr. Cohen was named Entrepreneur of the Year in 2002 by the Orange County Business Journal and was a finalist for Ernst & Young’s Entrepreneur of the Year in the medical company category in 2004. Mr. Cohen holds a B.S. in Business Management from the State University of New York at Binghamton. We believe Mr. Cohen’s extensive experience in the medical device industry qualifies him to serve on the Board.

Robert E. McNamara has served as a member of the Board and as Chair of our audit committee since November 2018, and as a member of our nominating and corporate governance committee since April 2019. Since February 2018, Mr. McNamara has served as a member of the board of directors and audit committee of Xtant Medical Holdings, Inc. (OTCMKTS: XTNTW), a publicly traded manufacturer and marketer of regenerative medical products and devices, and since February 2019, Chair of the compensation committee. Since June 2021, Mr. McNamara has served as a member of the board of directors, chair of the audit committee and member of the compensation committee for Teknova (TKNO), a publicly traded manufacturer and supplier of reagents and buffers to the pharma industry. Since April 2023, Mr. McNamara has been a member of the board of directors and chair of the audit committee of AVITA Medical (RCEL), a publicly traded regenerative medicine company developing and commercializing devices and autologous cellular therapies for skin restoration. Mr. McNamara previously worked at LDR Holdings/Spine, Inc., serving as its Executive Vice President from January 2013 to July 2016, and serving as its Chief Financial Officer from April 2012 to July 2016. From 2006 to 2009, Mr. McNamara served as a member of the board of directors and audit committee of Northstar Neurosciences, a publicly traded medical device company. From December 2004 to September 2008, Mr. McNamara was the Senior Vice President and Chief Financial Officer of Accuray, Inc., a publicly traded medical device manufacturer. In addition, Mr. McNamara has served as the Senior Vice President and

Chief Financial Officer of Somnus Medical Technologies and the Chief Financial Officer for Target Therapeutics, Inc., each publicly traded companies. Mr. McNamara is the former Mayor of Menlo Park, California. Mr. McNamara holds a B.S. in Accounting from the University of San Francisco and an M.B.A. in Finance from The Wharton School at the University of Pennsylvania. We believe that Mr. McNamara’s extensive experience as an executive and director in the medical device industry and his prior service as a senior-level executive of medical device companies qualifies him to serve on the Board.

Michael H. Carrel has served as a member of the Board since February 2019 and was named Chairman of the Board on April 28, 2020. Mr. Carrel served as a member of our nominating and corporate governance committee from December 2020 to November 2021, and a member of our compensation committee from February 2019 to November 2021. Since November 2012, Mr. Carrel has served as President, Chief Executive Officer and director of AtriCure, Inc. (NASDAQ: ATRC), a medical device company that provides solutions for the treatment of atrial fibrillation and related conditions. Prior, Mr. Carrel served as President and Chief Executive Officer of Vital Images, Inc., a publicly traded medical imaging software company. Prior to Vital Images, Inc., Mr. Carrel was President and CEO of Zamba Corporation, a publicly traded technology company, and Chief Financial Officer of NextNet Wireless, a privately held provider of non-line-of-sight plug and play broadband wireless access systems. Mr. Carrel is the Board Chair of Big Brothers Big Sisters of America and has served on the Board since 2021, and he has served on the Board of Medical Device Manufacturers Association (MDMA) since 2017. Mr. Carrel holds a B.S. in Accounting from The Pennsylvania State University and an M.B.A. from The Wharton School at the University of Pennsylvania. We believe that Mr. Carrel’s experience as a senior-level executive and director of publicly traded medical device companies qualifies him to serve on the Board.

Nancy Snyderman, M.D., FACS has served as Chair of our nominating and corporate governance committee since September 2020, a member of our compensation committee since December 2020, a member of the Board and a member of our nominating and corporate governance committee since April 2019. Dr. Snyderman has served as an independent director on the board of directors of Alkermes plc (NASDAQ: ALKS), as a member of their nominating and corporate governance committee since 2016, and as an independent director on the board of directors of Lyra Therapeutics, Inc. (NASDAQ: LYRA) since October 2020. Dr. Snyderman was an advisory board member to GE’s Healthymagination for twelve years and previously served as a vice president for corporate communications at Johnson & Johnson. Dr. Snyderman is a board-certified head and neck surgeon and has had academic appointments at the University of Pennsylvania and the University of California-San Francisco. She recently served as a professor at the Center for Innovation for Global Health at Stanford University. Dr. Snyderman is an Emmy award winning medical correspondent having worked at ABC News from 1987 to 2003 and later as chief medical editor at NBC News from 2004 to 2015. She has been widely published in peer-reviewed medical journals and has written for Good Housekeeping, AARP, Parenting, Health, and O magazines. Dr. Snyderman is an advocate for women’s health and a prolific public speaker and presently serves on the board of directors of Fair Food Network and the Albright Institute at Wellesley College. Dr. Snyderman holds a B.A. in microbiology from Indiana University and an M.D. from the University of Nebraska and has completed residencies in Pediatrics and Otolaryngology Head and Neck Surgery at the University of Pittsburgh. We believe that Dr. Snyderman’s extensive experience as a physician, advisor for, and director of medical device companies qualifies her to serve on the Board.

Jane E. Kiernan has served as Chair of our compensation committee since December 2020, and a member of the Board, and a member of our audit committee since April 2019. Ms. Kiernan has over 30 years of executive and management leadership in health care with both public and private companies. Currently, Ms. Kiernan is the Chief Executive Officer for Surgimatix, Inc., an early-stage medical device company pioneering a first of its kind technology platform for soft tissue fixation in minimally invasive surgery. In September 2022, Ms. Kiernan joined the board of Treace Medical, (NASDAQ: TMCI) and serves as part of the compensation committee. Treace Medical is a medical technology company with the goal of advancing the standard of care for the surgical management of bunion deformities and related midfoot correction. From March 2020 to September 2020, Ms. Kiernan served on the board of Endologix (NASDAQ: EGLX) and served as part of the nominating and compliance and audit committees. In 2018, Ms. Kiernan co-founded K2 Biotechnology Ventures, an organization engaged in developing and commercializing university and medical center innovations in partnership with venture capital, health care corporations and philanthropic health care foundation partners. She served in this capacity through March 2022. From 2010 to 2017, Ms. Kiernan served as the Chief Executive Officer of Salter Labs, a manufacturer of specialty respiratory and airway management medical devices. From 2006 to 2011, Ms. Kiernan served on the board of directors and as Chair of the audit committee of American Medical Systems Holdings Inc. prior to it being acquired by Endo Health Solutions Inc., formerly Endo Pharmaceuticals Holdings Inc., a subsidiary of Endo International plc. From 2001 to 2010, Ms. Kiernan held executive and general management positions with Baxter Healthcare Corporation. Prior to 2001, she held corporate and line management roles in finance, strategy, marketing, and operations with both Baxter Healthcare Corporation and Allegiance Healthcare Corporation. In addition, she is a past president of the Healthcare Businesswomen’s Association, Chicago Chapter. Ms. Kiernan holds a B.A. in business from Southern Methodist University. We believe that Ms. Kiernan’s experience as a senior-level executive and director of publicly traded medical device companies qualifies her to serve on the Board.

David M. Demski has served as a member of the Board and a member of our audit committee since January 2021. From August 2019 through April 2022, he has served as President, Chief Executive Officer and director of Globus Medical (NASDAQ: GMED). Between August 2017 and August 2019 he served as Chief Executive Officer of Globus Medical. He served as a director from Globus Medical’s inception in 2003 through April 2022 and was a member of the Nominating and Corporate Governance Committee. Between September 2015 and August 2017, Mr. Demski served as President, Emerging Technologies. He served as President and Chief Operating Officer from August 2008 until September 2015 and as Chief Financial Officer from 2003 until August 2008. Prior to joining Globus in 2003, Mr. Demski founded Cornerstone Capital LBO Fund, a boutique leveraged-buyout consultancy. Mr. Demski’s experience also includes serving as Vice President for Gilo Ventures, a Silicon Valley-based venture capital fund, from 2000 to 2001, and serving as Chief Operating Officer of Rendall and Associates, a telecommunications-focused consulting firm, from 1994 to 2000. He also managed regional and international distribution for Domino’s Pizza during the company’s growth in the late 1980s. Previously, he was an audit supervisor for Peat, Marwick, Mitchell & Company. Mr. Demski received a B.S. in Business Administration from the University of Michigan and an M.B.A. from the Stanford Graduate School of Business. Mr. Demski’s extensive leadership experience, as well as his prior experience in the investing and auditing industries, bring to the Board critical strategic planning, financial, operations and leadership skills and qualify him to serve as one of our directors.

Esteban López, M.D. has served as a member of the Board since July 2021. Since January 2021 he has served on the Board of Directors of Addus HomeCare Corporation (NASDAQ: ADUS), a publicly traded provider of home care services, and is the founder and CEO of Hopscotch Health, a clinical practice focused on children's urgent care needs. From September 2020 to March 2023, he served as the Americas Healthcare and Life sciences Market Lead at Google Cloud with multinational executive responsibility for strategy and solutions development. From March 2013 to December 2019, he worked at Health Care Service Corporation (HCSC) in several executive roles most recently as Chief Medical Officer for Clinical Strategy and Innovation. HCSC is the fourth largest health insurer in the U.S. Dr. López received a B.A. in biology from the University of California, Santa Cruz, his M.D. from Michigan State University College of Human Medicine, and his M.B.A. from the University of Texas at Dallas. Dr. López is dual Board Certified in both Internal Medicine and Pediatrics and continues to practice medicine in his free time at Hopscotch Health. Dr. López is qualified to serve as a member of our Board due to his extensive knowledge and experience in the healthcare industry. We believe his experience directly applies to our business needs and he brings a positive contribution to the Board.

DIRECTOR COMPENSATION
Annual Retainer
Non-employee directors are entitled to receive an annual retainer and additional retainer fees for their service on committees of the Board, in accordance with the table set forth below. We also reimburse non-employee directors for reasonable out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings. Our Chief Executive Officer does not receive compensation for his service on the Board.

Non-Employee Director Fees Paid in Cash

Annual Retainer (All)	$50,000
Additional Annual Retainer for Chairman of the Board (1)	$50,000
Additional Annual Retainer for Audit Committee Chairperson	$20,000
Additional Annual Retainer for Compensation Committee Chairperson	$15,000
Additional Annual Retainer for Nominating & Corporate Governance Committee Chairperson	$15,000
Additional Annual Retainer for Audit Committee Member (other than Chairperson)	$10,000
Additional Annual Retainer for Compensation Committee Member (other than Chairperson)	$7,500
Additional Annual Retainer for Nominating & Corp. Gov. Committee Member (other than Chairperson)	$7,500
_____________________________________________
(1)    The Chairman of the Board's Annual Retainer increased from $30,000 to $50,000 effective August 1, 2022, to reflect the Chairman role's increased responsibilities and to align closer to market-competitive compensation levels.
Equity Awards
In fiscal 2022, each non-employee director was granted equity awards under the Axonics, Inc. 2018 Omnibus Incentive Plan (the “2018 Plan”) in the form of shares of restricted stock. Equity awards held by our non-employee directors generally vest over a one-year period from the grant date, subject to continuous service. All equity awards held by our non-employee directors will vest in full immediately prior to the occurrence of a change in control or upon the holder’s death or disability. The following table shows compensation for our non-employee directors for the fiscal year ended December 31, 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(8)	Total ($)
Michael H. Carrel (2)	88,333	153,216	241,549
Jane E. Kiernan (3)	75,000	153,216	228,216
Robert E. McNamara(4)	77,500	153,216	230,716
Nancy Snyderman, M.D., F.A.C.S. (5)	72,500	153,216	225,716
David M. Demski (6)	60,000	153,216	213,216
Esteban López, M.D.(7)	65,000	153,216	218,216
_____________________________________________
(1)    Represents the grant date fair value of restricted stock awards calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 calculated based on closing price of our common stock on the day of the grant date of the restricted stock awards multiplied by the number of shares granted. Except as set forth below, restricted stock awards are subject to time-based vesting as described above. These amounts do not represent cash payments or proceeds actually received by the directors and the actual values they realize may be materially different from these reported amounts upon their sale of the underlying shares. For fair value assumptions refer to Note 6 to our financial statements included in our Annual Report on Form 10-K.
(2)    Mr. Carrel serves as Chairman of the Board. Mr. Carrel was granted 2,100 restricted shares valued at $72.96 per share on August 18, 2022, which will vest in full on August 18, 2023, subject to acceleration described above.
(3)     Ms. Kiernan serves as Chair of the compensation committee and a member of the audit committee. Ms. Kiernan was granted 2,100 restricted shares valued at $72.96 per share on August 18, 2022, which will vest in full on August 18, 2023, subject to acceleration described above.
(4)    Mr. McNamara serves as Chairman of the audit committee and as a member of the nominating and corporate governance committee. Mr. McNamara was granted 2,100 restricted shares valued at $72.96 per share on August 18, 2022, which will vest in full on August 18, 2023, subject to acceleration described above.
(5)    Dr. Snyderman serves as Chair of the nominating and corporate governance committee and a member of the compensation committee. Dr. Snyderman was granted 2,100 restricted shares valued at $72.96 per share on August 18, 2022, which will vest in full on August 18, 2023, subject to acceleration described above.

(6)    Mr. Demski serves as a member of the audit committee. Mr. Demski was granted 2,100 restricted shares valued at $72.96 per share on August 18, 2022, which will vest in full on August 18, 2023, subject to acceleration described above.
(7)    Dr. López serves as a member of the compensation committee and a member of the nominating and corporate governance committee. Dr. López was granted 2,100 restricted shares valued at $72.96 per share on August 18, 2022, which will vest in full on August 18, 2023, subject to acceleration described above.
(8)    The aggregate number of outstanding shares of restricted stock and unexercised stock options held as of December 31, 2022 by each non-employee director named above as of such date were as follows:

Name	Aggregate Number of Outstanding Shares of Restricted Stock at December 31, 2022	Aggregate Number of Shares Underlying Outstanding Stock Options at December 31, 2022
Michael H. Carrel	2,100	15,000
Jane E. Kiernan	2,100	—
Robert E. McNamara	2,100	18,333
Nancy Snyderman, M.D., FACS	2,100	14,167
David M. Demski	2,100	10,000
Esteban López, M.D.	2,100	10,000

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of the Board is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The audit committee has selected BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by our stockholders at the Annual Meeting. BDO USA, LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2022.
Although ratification by our stockholders is not a prerequisite to the audit committee’s ability to select our independent registered public accounting firm, the audit committee believes that asking our stockholders to ratify the selection is advisable and in the best interests of our stockholders, and represents an important corporate governance practice. Accordingly, stockholders are being asked to ratify, confirm and approve the selection of BDO USA, LLP as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements for the fiscal year ending December 31, 2023. If the stockholders do not ratify our selection of BDO USA, LLP, the selection of our independent registered public accounting firm will be reconsidered by the audit committee; although, the audit committee may select BDO USA, LLP even if our stockholders do not ratify our selection of BDO USA, LLP. If our stockholders ratify the appointment of BDO USA, LLP, the audit committee will continue to conduct an ongoing review of BDO USA, LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace BDO USA, LLP at any time.
Representatives from BDO USA, LLP will be virtually present at the Annual Meeting. They may make a statement if they desire to do so and will be available to answer appropriate questions from stockholders.

Required Vote of Stockholders
The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this Proposal is required for the approval thereof. Abstentions will have the same effect as votes “AGAINST” this Proposal.

Proxies received in response to this solicitation will be voted “FOR” the ratification of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 unless otherwise specified in the proxy.
Board Recommendation
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.
Independent Registered Public Accounting Firm Fees
The table below reflects the aggregate fees billed for audit, audit-related, tax and other services rendered by BDO USA, LLP for our fiscal years ended December 31, 2022 and 2021.

Fee Category	Year Ended December 31, 2022	Year Ended December 31, 2021
Audit Fees	$958,211	$630,577
Tax Fees	11,000	24,564
Total	$969,211	$655,141
Audit Fees
Audit fees consisted of fees for professional services rendered for: (i) the integrated audit of our 2022 and 2021 annual consolidated financial statements and internal control over financial reporting; (ii) the reviews of our quarterly consolidated financial statements; (iii) services provided in connection with our public offerings of common stock in 2022 and 2021; and (iv) audit services related to other reports filed with the SEC.

Tax Fees
Tax fees consisted of fees for tax consulting services.
No other services were rendered by BDO USA, LLP to us for the years ended December 31, 2022 and 2021.
Audit Committee Pre-Approval Policies and Procedures
All audit and non-audit services by our independent registered public accounting firm were pre-approved by our audit committee. For audit services, BDO USA, LLP provides the audit committee with an audit engagement letter, including proposed fees in advance of the annual audit. The audit committee approves the engagement letter and fees for the audit. Pursuant to its charter, the audit committee may establish pre-approval policies and procedures, subject to SEC and Nasdaq rules and regulations, to approve audit and non-audit services, although it has not yet done so.

CORPORATE GOVERNANCE
Board of Directors Overview
Under our Bylaws and the Delaware General Corporation Law, our business and affairs are managed by or under the direction of the Board, which selectively delegates responsibilities to its standing committees. The Board currently consists of seven members. The primary responsibilities of the Board are to provide oversight, strategic guidance, counseling and direction to our management. The Board meets on a regular basis and additionally as required.
We expect directors to regularly attend meetings of the Board and of all committees on which they serve and to review the materials sent to them in advance of those meetings. Although we have no formal policy requiring attendance, directors are encouraged to attend the Annual Meeting and we expect nominees for election at each annual meeting of stockholders to participate in the Annual Meeting. The Board generally expects to hold four regular meetings per year and to meet on other occasions when circumstances require. Directors spend additional time preparing for Board and committee meetings, and we may call upon directors for advice between meetings. The Board held seven meetings in 2022. Each director attended at least 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, that occurred during the portion of the last fiscal year for which he or she was a director or committee member.
The Board maintains an audit committee, a compensation committee and a nominating and corporate governance committee. The Board has adopted charters for each of the committees, and those charters are to be reviewed annually by the committees and the Board. Each of the audit, compensation and nominating and corporate governance committee charters is available to our stockholders in the Corporate Governance section of the Investor Relations page on our website, which is located at http://ir.axonics.com/corporate-governance/governance-overview.
The committees have the functions and responsibilities described in the sections below.

Director Independence

Our common stock is listed on the Nasdaq Global Select Market. The rules of the Nasdaq Stock Market require that each member of a listed company’s audit, compensation, nominating and governance committees be independent. Audit committee members must also satisfy additional independence criteria, including those set forth in Rule 10A-3 under the Exchange Act, and compensation committee members must also satisfy additional independence criteria, including those set forth in Rule 10C-1 under the Exchange Act.  Under the rules of the Nasdaq Stock Market, a director will qualify as an “independent director” if, among other criteria in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of our audit committee, the Board or any other Board committee: (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries, or (ii) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 under the Exchange Act, each member of the compensation committee must be a member of the board of the listed company and must otherwise be independent. In determining independence requirements for members of compensation committees, the national securities exchanges and national securities associations are to consider relevant factors, including: (i) the source of compensation of a member of the board of a listed company, including any consulting, advisory or other compensatory fee paid by the listed company to such member; and (ii) whether a member of the board of a listed company is affiliated with the listed company, a subsidiary of the listed company or an affiliate of a subsidiary of the listed company.

The Board has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, the Board determined that all directors, other than Mr. Cohen, are “independent directors” as defined under the rules of the Nasdaq Stock Market. In making these determinations, the Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in “Certain Relationships and Related-Party Transactions.” In addition to determining whether each director satisfies the director independence requirements set forth in the rules of the Nasdaq Stock Market, in the case of members of our audit committee and our compensation committee, the Board has also made an affirmative determination that such members also satisfy separate independence requirements and current standards imposed by Rule 10A-3 and the rules of the Nasdaq Stock Market for audit committee members and by Rule 10C-1, the rules of the Nasdaq Stock Market, and the IRS for compensation committee members.

Board Leadership Structure

As a general policy, we believe that separation of the positions of Chair of the Board and our Chief Executive Officer reinforces the independence of the Board from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the Board as a whole. As such, Mr. Cohen, our Chief Executive Officer, does not serve as our Chair of the Board.

Role of the Board in Risk Oversight

One of the key functions of the Board is overseeing our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee, compensation committee and nominating and corporate governance committee support the Board in discharging its oversight duties and address risks inherent in their respective areas. We believe this division of responsibilities is an effective approach for addressing the risks we face and that the Board leadership structure supports this approach. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the Board is regularly informed through committee reports about such risks.

Board Committees
The Board has established an audit committee, a compensation committee, and a nominating and corporate governance committee. Each committee has the composition and responsibilities described below. The Board may from time to time establish other committees.
The composition of the committees of the Board as of April 27, 2023 was as follows:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
David M. Demski	M
Michael H. Carrel
Raymond W. Cohen
Jane E. Kiernan	M	C
Robert E. McNamara	C		M
Nancy Snyderman, M.D., FACS		M	C
Esteban López, M.D.		M	M
Audit Committee
Our audit committee assists the Board in monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements related to our financial statements and accounting policies.
The functions of this committee include, among other things:
•evaluating the performance, independence and qualifications of our independent registered public accounting firm and determining whether to retain our existing independent registered public accounting firm or engage a new independent registered public accounting firm;
•reviewing and approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;
•reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent registered public accounting firm and management;

•reviewing with our independent registered public accounting firm and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;
•reviewing and approving related party transactions;
•reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;
•reviewing and evaluating the performance of our audit committee, including compliance of the committee with its charter; and
•reviewing and evaluating risks related to information systems, data privacy and cybersecurity.
Our audit committee consists of Robert McNamara, who is the Chair of the committee, Jane Kiernan, and David M. Demski. The Board has determined that each of the members of our audit committee satisfies the rules of the Nasdaq Stock Market, Rule 10A-3, and SEC independence requirements. Our audit committee met four times in 2022, and each member was in attendance at every meeting.
The Board has determined that Mr. McNamara qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the rules of the Nasdaq Stock Market. In making this determination, the Board has considered Mr. McNamara’s extensive financial experience and business background. Our independent registered public accounting firm is ultimately accountable to the audit committee. The audit committee has the ultimate authority and responsibility to select, evaluate, approve terms of retention and compensation of, and, where appropriate, replace the independent registered public accounting firm. Both our independent registered public accounting firm and management meet privately with our audit committee, at least on a quarterly basis.
Compensation Committee
Our compensation committee consists of Jane E. Kiernan, who is the Chair of the committee, Nancy Snyderman, M.D., FACS, and Esteban López, M.D. The Board has determined that each of the members of our compensation committee satisfies the rules of the Nasdaq Stock Market, Rule 10C-1 and SEC independence requirements, and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. Our compensation committee met five times in 2022, and each member of the compensation committee was in attendance at the meeting. The functions of this committee include, among other things:
•reviewing, and making recommendations to our full Board annually regarding, the corporate goals and objectives applicable to the compensation of our Chief Executive Officer, evaluate at least annually our Chief Executive Officer’s performance in light of those goals and objectives, and recommend to the Board our Chief Executive Officer’s compensation level based on our compensation committee’s evaluation, including discretionary bonuses and cash incentive awards;
•reviewing, modifying and approving (or if it deems appropriate, making recommendations to our full Board regarding), our overall compensation strategy and policies;
•reviewing, and making recommendations to our full Board annually regarding, the compensation, discretionary bonus, cash incentive awards, the performance goals and objectives relevant to the compensation, and other terms of employment of our executive officers;
•reviewing, and approving (or if it deems appropriate, making recommendations to our full Board regarding), the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;
•reviewing, and making recommendations to our full Board regarding, the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;
•reviewing, and making recommendations to our full Board regarding, director compensation; and
•preparing the compensation report that the SEC requires in our annual proxy statement.
The compensation committee has the sole authority to retain, oversee and terminate any compensation consultant to be used to assist in the evaluation of executive compensation and to approve the consultant’s fees and retention terms.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Nancy Snyderman, M.D., FACS, who is the Chair of the committee, Robert McNamara, and Esteban López, M.D. The Board has determined that each of the members of our nominating and corporate governance committee satisfies the rules of the Nasdaq Stock Market independence requirements. Our nominating and corporate governance committee met four times in 2022, and each member was in attendance at the meeting. The functions of this committee include, among other things:
•identifying, reviewing, evaluating, and recommending candidates to serve on the Board and committees of the Board consistent with criteria approved by the Board;

•evaluating director performance on the Board and committees of the Board and determining whether continued service on the Board and such committees is appropriate;
•evaluating, nominating, and recommending individuals for membership on the Board;
•evaluating nominations by stockholders of candidates for election to the Board; and
•overseeing our corporate governance policies and reporting and making recommendations to our Board concerning governance matters, including with respect to Environmental, Social and Governance Responsibility (“ESG”) topics.
The nominating and governance committee has the sole authority to elect, retain, terminate and approve the fees and other retention terms of consultants or search firms used to identify director candidates and to assist in the evaluation of director performance.
The nominating and corporate governance committee will consider candidates for director recommended by stockholders so long as the recommendations comply with our Bylaws and SEC rules and regulations. The nominating and governance committee will evaluate such recommendations in accordance with its charter, our Bylaws, our corporate governance guidelines, and the minimum qualifications and other criteria for Board membership described in “Proposal 1 - Election of Directors—Director Qualifications.”
Our Bylaws include a procedure that stockholders must follow in order to nominate a person for election as a director at an annual meeting of stockholders. Our Bylaws require that timely notice of the nomination in proper written form, including all required information as specified in our Bylaws, be mailed to the Corporate Secretary at Axonics, Inc., 26 Technology Drive, Irvine, CA 92618.  For more information, and for more detailed requirements, please refer to our Bylaws, filed as Exhibit 3.2 to our Current Report on Form 8-K (File No. 001-38721), filed with the SEC on November 5, 2018.
ESG Oversight and Activities
As a leading medical technology company, we are committed to improving the economic, social, and environmental impacts that our business has on the communities in which we operate, as well as our customers, business partners, suppliers, employees, and stockholders. We understand our responsibilities and are focused on developing ESG programs and initiatives that are sustainable and have real impact. We consciously strive to uphold our social and environmental responsibilities as members of the global community.
Workforce Overview
We take pride in our employees and the products and services we provide. We are committed to maintaining an environment that promotes job satisfaction, respect for fellow employees, personal responsibility, and integrity in all matters. We provide a welcoming, collaborative environment that nurtures talent and offers attractive health care and other employee benefits.
Our manufacturing, product development, warehouse and administrative employees are generally located in the same or adjacent facilities, which we believe contributes to our culture of strong manufacturing, engineering and customer service capabilities.
Employee Engagement
We provide all employees with the opportunity to share their opinions and feedback on our culture through an engagement survey that is generally conducted every year. Results of the engagement survey are measured and analyzed by senior management to enhance the employee experience, promote employee retention, drive change, and leverage the overall success of our organization.
Inclusion, Diversity and Equity
We believe that a diverse workplace encourages creativity and a collaborative environment. We are committed to fostering an inclusive environment, treating all employees fairly, and providing equal opportunity. As of December 31, 2022, 33 percent of our U.S. workforce is ethnically diverse; women comprise 58 percent of our U.S. workforce; 45 percent of our manager and above employees are ethnically diverse; and 44 percent of our manager and above employees are women.
Pay Equity
Axonics provides competitive compensation by benchmarking with other leading medical device companies, using data to adjust salary ranges used to guide compensation decisions. We define pay as equal compensation for women, men, and all races and ethnicities who undertake the same work at the same level, experience, and performance.
Workforce Compensation
Our compensation framework is designed to celebrate the value and contributions of our employees. We are committed to transparent communications on compensation. Our competitive approach to compensation reflects industry benchmarks and local market standards. Our programs include annual and long-term incentives that provide the means to share in our success. To attract the best leaders, we offer competitive benefits and cash and equity incentives. We reward high-performing employees with an ownership stake in our company through restricted stock.
Commitment to the Health and Wellbeing of Our Employees
One of our top priorities is to maintain the health and wellbeing of our employees and their families. To achieve this goal, we offer a comprehensive employee benefits package with a variety of choices. For eligible employees, these programs include medical, dental, vision, life, and disability insurance, retirement programs including an employer match on eligible employee contributions to our 401(k) plan, flexible spending accounts, health savings accounts, and an employee assistance program. We pay 100% of medical premium costs on behalf of our eligible employees. We also offer paid time off, sick leave and parental leave to eligible employees.
Dedication to Quality and Patient Safety
We are committed to quality, achieving strong clinical outcomes and ensuring patient safety. Our Quality System, as defined in our Quality Manual, provides the foundation for ensuring that quality is built into the medical devices that we design and develop, manufacture, and supply to our customers. The quality system is intended to ensure compliance with domestic and international regulations, as required by the geographies in which we hold device approvals, governing the design and development, manufacture, release, distribution and traceability of our medical devices.
Stockholder Engagement
We believe that effective corporate governance includes regular, constructive conversations with our stockholders on a broad range of governance and business topics, including business strategy and execution, Board refreshment, executive compensation practices, risk oversight, ESG, culture and human capital management. Stockholders provide valuable insights into emerging issues and feedback on our related programs. We believe that ongoing engagement builds mutual trust and understanding with our stockholders and is essential to our long-term success. We value an open dialogue with our stockholders and believe that regular communication with our stockholders is a critical part of enabling our long-term success. We engage with our stockholders though a proactive investor relations program to better understand the views and interests of our stockholders, as well as share our perspectives on important business and governance topics. Our proactive outreach is supplemented by our year-round investor relations program that includes quarterly financial and operational updates, post-earnings communications, investor meetings and presentations at conferences, and general availability to respond to investor inquiries.
Code of Conduct
We have adopted a code of conduct that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. A copy of our code of conduct is available under the Corporate Governance section of the Investor Relations page of our website located at www.axonics.com, or by writing to our General Counsel at our offices at 26 Technology Drive, Irvine, CA 92618. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of conduct on our website rather than by filing a Current Report on Form 8-K.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines to promote the effective functioning of the Board and its committees, to promote the interests of stockholders and to create a common set of expectations as to how the Board, its committees, individual directors and management should perform their respective functions. The Board believes ethics, character, integrity and values of our directors and management remain a critical safeguard in quality corporate governance. The Corporate Governance Guidelines establish the practices the Board will follow with respect to, among other practices, board composition and selection of board nominees, director responsibilities, chief executive officer evaluation, management development and succession planning, director compensation, board committees and annual board and committee performance evaluations. A copy of the Corporate Governance Guidelines is available on our website at ir.axonics.com.
Cybersecurity and Privacy Risk Oversight
We understand that our customers, patients, and stakeholders entrust us with sensitive data including protected health information, and we take this responsibility seriously. We also recognize that the cybersecurity threat landscape continues to evolve, and we are committed to continually investing in and prioritizing the protection of our systems and data.
Our Board is responsible for overseeing the cyber security program and has delegated all matters related to the security of and risks related to computerized information and technology systems across the company as well as by product (including privacy, data security, and cybersecurity matters) to the audit committee.
We have established policies to govern the security of our systems and the protection of customer and patient data. These include regular system updates and patches, employee training on cybersecurity and HIPAA best practices, incident reporting, and the use of encryption to secure sensitive information. In addition, we also perform phishing tests of our employees and provide privacy and security training for all employees. Our security training incorporates awareness of cyber threats (including malware, ransomware and social engineering attacks), password hygiene, and incident reporting processes.
Communications with Directors
Interested parties may communicate with the Board or with an individual director by writing to the Board or to the particular director and mailing the correspondence to: Axonics, Inc., 26 Technology Drive, Irvine, CA 92618, Attention: Corporate Secretary. The Corporate Secretary will promptly relay to the addressee all communications that he determines require prompt attention and will regularly provide the Board with a summary of all substantive communications.
Whistleblower Policy
Our Whistleblower Policy outlines a procedure to submit confidential complaints, concerns, unethical business practices, violations, or suspected violations for any and all matters pertaining to accounting, auditing or ethical violations. We maintain a secure whistleblower hotline and website, which are operated by an independent service provider and are available 24/7 for the anonymous submission of complaints.
Insider Trading Policy
We have adopted an insider trading policy that prohibits our directors, officers and employees from entering into short sales or derivative transactions, such as forward contracts or collars, to hedge or offset their economic exposure to our securities.
Compensation Committee Interlocks and Insider Participation
For the fiscal year ended December 31, 2022, our compensation committee consisted of Jane E. Kiernan, who was the Chair of the committee, Nancy Snyderman, M.D., FACS, and Esteban López, M.D. All members of our compensation committee are independent directors, and no member is an officer or employee, or former officer or employee, of Axonics. No member of our compensation committee has any relationship with Axonics that would be required to be disclosed under “Certain Relationships and Related-Party Transactions” other than as described under “Director Compensation.” During the fiscal year ended December 31, 2022, none of our executive officers served on the compensation committee (or similar committee) or board of directors of another entity where one of our compensation committee members or directors was an executive officer.
Board Diversity
The following Board Diversity Matrix presents our Board diversity statistics in accordance with Nasdaq Rule 5606, as self-disclosed by our directors.
Board Diversity Matrix (As of April 27, 2023)

Total Number of Directors:				7
	Female	Male	Non-Binary		Did Not Disclose Gender
Part I: Gender Identity
Number of directors based on gender identity	2	5	0		0
Part II: Number of directors who identify in any of the categories below:
African American or Black	0	0	0		0
Alaskan Native or Native American	0	0	0		0
Asian	0	0	0		0
Hispanic or Latinx	0	1	0		0
Native Hawaiian or Pacific Islander	0	0	0		0
White (not of Hispanic or Latinx origin)	2	4	0		0
Two or More Races or Ethnicities	0	0	0		0
LGBTQ+				1
Undisclosed				0

REPORT OF THE AUDIT COMMITTEE
The audit committee of the Board is responsible for assisting the Board in fulfilling its oversight responsibilities regarding our financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. The audit committee operates pursuant to a written charter, a copy of which is posted on our website at http://ir.axonics.com/corporate-governance/governance-overview. The audit committee met four times during the year ended December 31, 2022. All members of the audit committee are non-employee directors and satisfy the current NASDAQ Listing Rules and SEC requirements with respect financial literacy and experience.
Our management has the primary responsibility for our consolidated financial statements as well as our financial reporting process, accounting principles and internal controls. BDO USA, LLP, our independent registered public accounting firm for the financial statements for 2022, is responsible for performing an audit of our consolidated financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.
In this context, the audit committee has reviewed and discussed our audited consolidated financial statements as of and for the year ended December 31, 2022 with our management and our independent registered public accounting firm. The audit committee has discussed with our independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The audit committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.
Based on the foregoing, the audit committee has recommended to the Board the inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
Robert McNamara., Chair
Jane Kiernan
David M. Demski
The foregoing Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act, or the Exchange Act, except to the extent we specifically incorporate this Report by reference therein.

EXECUTIVE COMPENSATION
This section describes the compensation program for our named executive officers identified below (“NEOs”) and includes the required executive compensation tables.
Compensation Discussion and Analysis
In this Compensation Discussion and Analysis, we provide an overview of the compensation awarded to or earned by our NEOs during fiscal 2022. The following discussion and analysis details our philosophy and policies regarding NEO compensation, the process that is used to set our NEO compensation, the elements of our NEO compensation program, and other aspects of our NEO compensation program.
In fiscal 2022, our “named executive officers,” determined in accordance with SEC rules, were as follows:
•Raymond W. Cohen, who served as Chief Executive Officer
•Dan L. Dearen, who served as President and Chief Financial Officer
•Rinda K. Sama, who served as Chief Operating Officer
•John Woock, Ph.D., who served as our Executive Vice President, Chief Marketing & Strategy Officer
•Alfred Ford, Jr., who served as Chief Commercial Officer
Fiscal 2022 Key Business Highlights
We had a strong year in fiscal 2022, with significant growth in revenue despite the continued effects of the COVID-19 pandemic. Our investments in product development, marketing and increasing the size of commercial team have provided tangible benefits.
Key highlights include the following:
•Revenue increased $93.4 million to $273.7 million for fiscal 2022, representing an increase of 52% compared to $180.3 million for fiscal 2021. The net increase was attributable to increased sales of our products as we expanded our customer base in the U.S. and increased sales with our existing customer base. Our expanded product offering of the recharge-free SNM system in March 2022 and the acquisition of the Bulkamid product in February 2021 have also contributed to our expansion of customers and more patients being treated with our existing customers.
•Gross margin increased by $81.9 million to 72.2% for fiscal 2022 compared to 64.2% for fiscal 2021. This improvement is primarily due to higher sales volumes and product mix, partially offset by decreased inventory production and overhead absorption rates related to certain supply chain and labor constraints.
•Operating loss decreased $6.9 million to $64.9 million for fiscal 2022 compared to $71.8 million for fiscal 2021. The decrease in operating expenses is primarily related to increased gross profit.
•As of December 31, 2022, our cash, cash equivalents and short-term investments were $357.2 million, compared to $220.9 million at December 31, 2021. This December 31, 2022 balance reflects the completion of our follow-on offering in August 2022, which raised $128.3 million of net proceeds, after offering expenses.
•In March 2022, we received FDA approval for the Axonics F15, a long-term, recharge-free SNM system. In January 2023, we received FDA approval for the Axonics R20, our fourth-generation rechargeable SNM system.
•Our total stockholder return (“TSR”) for fiscal 2022 was 12%, and our cumulative TSR since our initial public offering in October 2018 through the end of fiscal 2021 was 317%, outperforming relevant indices.
Named Executive Officer (NEO) Compensation Policies and Practices
We are committed to sound NEO compensation policies and practices, as highlighted below:
•Independent compensation consultant
◦From time to time, when deemed appropriate, our compensation committee directly retains an independent compensation consultant that performs no services for us other than services for our compensation committee.
•Performance-based compensation
◦A significant portion of NEO compensation opportunities is tied to performance-based short- and long-term incentives.
•Annual review of NEO compensation
◦We review our NEO compensation program and strategy annually.

•No pension or other special benefits
◦We do not provide pensions or supplemental executive health or insurance benefits.
•No significant perquisites
◦We do not provide significant perquisites.
•No guaranteed salary increases or minimum bonuses
•At-will employment agreements
◦We do not have employment agreements with our NEOs that guarantee continued employment.
•No repricing
◦Our 2018 Plan does not allow repricing of stock options without stockholder approval.
•No tax gross-ups
◦We do not provide gross-up of taxes related to compensation.
•Vesting requirements for dividend equivalents
◦Our 2018 Plan provides that dividends or dividend equivalents will not be paid on any award or portion thereof that is unvested or on any award that is subject to the achievement of performance criteria before the award has become earned and payable, and dividends on restricted shares will be subject to the same restrictions as the restrictions to which their underlying shares are subject.
•Prohibition on hedging, pledging, and short sales
◦We prohibit short sales, transactions in derivatives, hedging, and pledging of our securities by our NEOs.
•Compensation clawback policy
◦Our 2018 Plan contains a fulsome clawback policy, as further described on page 37.
Compensation Philosophy
We have designed, and intend to modify as necessary, our NEO compensation program and philosophy to attract, retain and incentivize talented, qualified and committed NEOs by offering compensation, as described below, that reflects competitive market practices and as adjusted for individual NEO factors and circumstances.
Specifically, our compensation program for our NEOs is built to support the following objectives: (i) attract top talent and motivate the highest level of individual and team performance; (ii) encourage focus on company priorities; (iii) ensure total compensation packages that encourage long-term retention; (iv) link pay to performance by rewarding high levels of performance with commensurate levels of compensation; and (v) align the interests of our NEOs with those of our stockholders by emphasizing stock options and performance-based restricted stock units (“PSUs”).
Our key compensation practices include:
Emphasizing performance-based, at-risk compensation, delivering rewards that are based on the achievement of short and long-term objectives and the creation of stockholder value, and providing a mix of short- and long-term incentive compensation to promote executive retention and reward exceptional performance, through annual bonus opportunities tied to achievement of goals, including stock options (which provide rewards only if our stock price increases) and PSUs. From time to time, when appropriate, we engage an independent compensation consultant to advise us. We consider stockholder input in evaluating the design of our NEO compensation program. From time to time, we develop a peer group of companies based on industry, revenue, stage and market capitalization to reference, as one factor, in our compensation decisions and deliberations. We do not encourage unnecessary risk-taking as a result of our compensation policies.
Except as specifically described herein, our compensation committee does not affirmatively set out in any given year, or with respect to any given NEO, to apportion compensation in any specific ratio among the various categories of compensation (that is, between short- and long-term compensation or between non-performance-based and performance-based compensation). Rather, our compensation committee uses the philosophy described above, and the factors described for each category in the discussion that follows, as a guide in assessing the proper allocation among those categories. In addition, except as specifically described herein, our compensation committee does not affirmatively set out in any given year, or with respect to any given NEO, to apportion cash and equity compensation in any specific ratio. Our compensation committee uses the philosophy described above, and the factors described below, as a guide in assessing the proper allocation between cash and equity awards. Our compensation committee has not historically “benchmarked” compensation. However, for fiscal 2022, our compensation committee used a peer group with respect to certain PSUs, as further described below. Our compensation committee does not target any other elements of our compensation program at any specific level or percentile within a peer group and instead makes adjustments based on the philosophy described above and considers competitive market practices as one factor in its deliberations. Rather than rely on a specific formula-based model, our compensation committee believes that retaining discretion to assess the overall performance of NEOs gives our compensation committee the ability to more accurately reflect individual contributions that cannot be absolutely quantified. As noted above, as our needs evolve and as we continue to broaden our operations, we will continue to evaluate our NEO compensation program and philosophy as circumstances require.
Role of the Compensation Committee
Our compensation committee consists entirely of independent directors. Our compensation committee reviews and approves the compensation of our NEOs. Our compensation committee also administers our equity compensation plans.
Our compensation committee’s NEO compensation determinations are subjective and the result of our compensation committee’s business judgment, which is informed by the experience of its members and, when appropriate, input provided by its independent compensation consultant, our CEO (other than with respect to his own compensation), other members of management, and stockholders.
Each year, our compensation committee conducts an evaluation of our NEO compensation program to determine any appropriate changes. In making this determination, when appropriate, our compensation committee may consult with its independent compensation consultant and management, as described below; however, our compensation committee makes final decisions regarding the compensation paid to our NEOs based on its own judgment.
In determining whether to make changes to our NEO compensation program, our compensation committee may consider a number of factors, including, but not limited to, the size, scope, and performance of our business, evolving compensation trends, financial goals, and stockholders’ interests.
The Role of the Compensation Consultant
From time to time, our compensation committee selects and retains the services of its own independent compensation consultant and reviews the performance of the consultant. As part of the review process, our compensation committee considers the independence of the consultant in accordance with SEC and Nasdaq rules. Our compensation committee retained Radford, a part of Aon plc., to provide services to our compensation committee in 2018 through 2022. Based on the consideration of the factors specified in SEC and Nasdaq rules, the compensation committee does not believe that its relationship with Radford has raised any conflict of interest. The compensation committee reviews these factors on an annual basis. As part of the compensation committee’s determination of Radford’s independence, it received written confirmation from Radford addressing these factors and supporting the independence determination. At our compensation committee’s request, Radford communicated with our compensation committee or the Chair of our compensation committee outside of committee meetings regarding matters related to our compensation committee’s responsibilities and our compensation program. In fiscal 2022, our compensation committee generally sought input from Radford regarding the amount and types of compensation that we provide to our executives and how our compensation practices compared to the compensation practices of other companies, compensation trends, appropriate market reference points, and market compensation data. Radford also provided general observations about Mr. Cohen’s recommendations regarding the amount and form of compensation for our NEOs.
The Role of the Chief Executive Officer
Mr. Cohen regularly provides input regarding the performance and compensation of the other NEOs. Mr. Cohen makes recommendations for each of the NEOs about elements of their total compensation. He bases his recommendations on the assessment of each NEO’s performance, as well as the performance of their respective business or function and other factors. Our compensation committee considers Mr. Cohen’s evaluation and his direct knowledge of each NEO’s performance and contributions when making compensation decisions. Mr. Cohen is not present during compensation committee voting or deliberations regarding his own compensation.
The Role of Stockholders
Stockholders will be provided the opportunity to cast an advisory vote on the compensation of our NEOs, otherwise known as the “say-on-pay” vote. We are committed to ongoing engagement with our investors on all appropriate matters, including NEO compensation and governance. Our compensation committee will consider stockholder feedback while reviewing our NEO compensation program and will consider the results of say-on-pay votes when making future compensation decisions. At our 2022 Annual Meeting, holders of more than 92% of the votes cast on the 2022 “say-on-pay vote” voted in favor of our NEO compensation program, affirming our stockholders’ strong support of our NEO compensation program.
The Role of Peer Companies for Fiscal 2022
From time to time, our compensation committee reviews and approves a peer group of companies based on industry, revenue, stage and market capitalization to reference, as one factor, in its compensation decisions and deliberations. For fiscal

2022 compensation decisions, our compensation committee did not use a peer group other than with respect to certain PSUs, as further described below.
Fiscal 2022 Named Executive Officer Compensation
The compensation of our NEOs for fiscal 2022 had three primary components: annual base salary, annual cash bonus and long-term equity awards, each as described in further detail below.
Fiscal 2022 Annual Base Salary
Base salary is a customary, fixed element of compensation intended to attract and retain executives. When setting the annual base salaries of our NEOs, our compensation committee considers, among other things, the relevant NEO’s performance, internal pay equity and our performance. The annual base salaries of our NEOs will generally be determined and approved at the beginning of each year, or later if in connection with the commencement of employment of the NEO, by our compensation committee. Each NEO’s initial base salary is provided in his employment agreement. The table below shows the changes to our NEOs’ base salaries between fiscal 2021 and fiscal 2022. These changes were based on each NEO’s individual performance and our compensation committee’s business judgment, which is informed by the experience of its members:

Executive	2021 Base Salary	2022 Base Salary
Raymond W. Cohen	$625,000	$750,000
Dan L. Dearen	$460,000	$475,000
Rinda K. Sama	$450,000	$475,000
John Woock, Ph.D.	$400,000	$475,000
Alfred Ford, Jr.	$350,000	$400,000
Fiscal 2022 Annual Cash Bonus
Our fiscal 2022 annual cash bonus program consisted of rigorous, pre-set financial, operating and regulatory/product development goals, resulting in strong performance achievement and payouts reflecting a pay for performance alignment (other than Mr. Ford, who participated in an annual cash commission plan, pursuant to the Ford Agreement (as defined below), as described further below).
At the outset of fiscal 2022, our compensation committee established performance measures to determine payouts for our fiscal 2022 annual cash bonus program. The payout, if any, is based upon the achievement of financial metrics (weighted 65%) and strategic metrics (weighted 35%). The performance range for certain metrics defines threshold and above-target levels of performance. The threshold payout for the revenue, gross margin and PMA approval timing for the non-rechargeable INS metrics are 75%, 50% and 50%, respectively, of the target incentive opportunity. The maximum payout is 125% of target. Specifically, the following performance measures were used to determine payouts under the 2022 annual cash bonus plan:
(1) fiscal 2022 consolidated revenue;
(2) fiscal 2022 consolidated gross margin;
(3) obtain FDA PMA approval for the non-rechargeable INS by summer 2022;
(4) file for FDA PMA approval for the new generation rechargeable INS by fall 2022; and
(5) fiscal 2022 adjusted consolidated operating expenses, or consolidated operating expenses excluding depreciation and amortization expense, stock-based compensation expense, acquisition-related costs, and impairment expense at or below plan.
In addition, our fiscal 2022 annual cash bonus program included positive modifiers of 5% of target achievement for each of (1) maintain U.S. sales team at 110 representatives during fiscal 2022 and (2) continue to develop and invest in direct-to-consumer advertising programs and healthcare practitioner engagement during fiscal 2022.

Our compensation committee determined that all goals were met, with (1) fiscal 2022 consolidated revenues of $273.7 million; (2) fiscal 2022 consolidated gross margin of 72.2%, (3) fiscal 2022 adjusted consolidated operating expenses less than the target of $259 million; and (4) all other goals, including the modifiers, having been achieved.

Performance Metric	Weight	Threshold	Target	Above-Target	Actual Achievement	Weighted Achievement
Global Revenue (in millions)	40%	$207.0	$230.0	$253.0	$273.7	50%
Gross Margin	20%	63.0%	66.8%	68.0%	72.2%	25%
Regulatory approval of non-rechargeable INS	20%	Achieve by end of 2022	Achieve by June 30, 2022	Achieve by April 30, 2022	Achieved March 2022	30%
Regulatory submission for new generation rechargeable INS	10%	N/A	Achieve by September 30, 2022	N/A	Achieved all metrics	10%
Adjusted Operating expenses (1)	10%	N/A	Less than $259 million	N/A	Achieved all metrics	10%
Sales team headcount	5%	N/A	Achieve all metrics	N/A	Achieved all metrics	5%
DTC advertising	5%	N/A	Achieve all metrics	N/A	Achieved all metrics	5%
				Overall achievement:		135%
_____________________________________________
(1)    For purposes of the 2022 Annual Cash Bonus, adjusted operating expenses was defined as GAAP operating expenses, excluding acquisition-related costs associated with the Contura acquisition and the change in fair value of contingent consideration.
Each NEO earned 125% of his fiscal 2022 target annual bonus (reduced from the 135% achievement shown in the table above as a result of the 125% cap under the 2022 annual cash bonus program).

Executive	Target Eligible Earnings ($)	Achievement Percentage	2022 Annual Cash Bonus ($)
Raymond W. Cohen	750,000	125%	937,500
Dan L. Dearen	237,500	125%	296,875
Rinda K. Sama	332,500	125%	415,625
John Woock, Ph.D.	332,500	125%	415,625
Alfred Ford, Jr.	N/A	N/A	N/A
The table below shows the changes to our NEOs’ target cash bonus opportunities between fiscal 2021 and fiscal 2022. These changes were based on each NEO’s individual performance and our compensation committee’s business judgment, which is informed by the experience of its members.

Target
Executive	2022	2021
Raymond W. Cohen	100% of base salary	100% of base salary
Dan L. Dearen	50% of base salary	60% of base salary
Rinda K. Sama	70% of base salary	60% of base salary
John Woock, Ph.D.	70% of base salary	40% of base salary
Alfred Ford, Jr.	N/A	N/A
In fiscal 2022, Mr. Ford participated in an annual cash commission plan pursuant to the Ford Agreement, under which he was eligible for an annual cash commission payment in an amount equal to 0.180% of our net sales. The compensation committee established a target cash incentive opportunity for Mr. Ford at $415,000 for fiscal 2022 corresponding to a target net sales goal of $230 million. For fiscal 2022, our net sales were $273.7 million and Mr. Ford earned an annual cash commission payment in an amount equal to $490,764.

Long-Term Equity Awards
The equity component of our NEOs’ compensation emphasizes long-term stockholder value creation through restricted stock awards (“RSAs”) and PSU awards.
Fiscal 2021 PSUs
PSUs for fiscal 2021 compensation were granted in January 2021.
Approximately 75% of the equity award value for fiscal 2021 was made in the form of PSUs granted to our NEOs.
One-third of these PSUs were tied to our relative TSR performance relative to the peer group used for the TSR PSUs granted in 2021 over a two-year performance period (January 1, 2021 through December 31, 2022). To earn at least the target number of such PSUs, our relative TSR ranking for the two-year performance period must be at or above the 50th percentile of the peer group. If our relative TSR ranking is below the 30th percentile of the peer group, none of such PSUs will be earned. If our relative TSR ranking is at the 30th percentile of the peer group, then 25% of the target number of such PSUs will be earned. If our relative TSR ranking is at or above the 80th percentile of the peer group, a maximum of 200% of the target number of such PSUs will be earned. For relative TSRs between the 30th percentile and the 50th percentile, or between the 50th percentile and the 80th percentile, the number of such performance-based earned was determined by means of linear interpolation. The following table shows the target number of shares covered by the relative TSR PSUs granted to our NEOs in January 2021 as well as the shares earned based on actual TSR performance.

Executive	Target PSUs (#)	Earned PSUs (#)
Raymond W. Cohen	20,000	40,000
Dan L. Dearen	10,000	20,000
Rinda K. Sama	10,000	20,000
John Woock, Ph.D.	5,625	11,250
Alfred Ford, Jr.	5,625	11,250
Fiscal 2022 RSAs
Approximately 55% of the equity award value for fiscal 2022 was made in the form of restricted stock awards granted to our NEOs. The committee determined that the mix of time-based restricted stock awards and PSUs was appropriate given the current stage of our business taking into consideration our relative growth as we continue to execute our business strategy. RSAs granted to our NEOs generally vest over a three-year period, with one-third of the number of shares vesting annually upon each anniversary of the vesting commencement date, until fully-vested, generally subject to continuous service. The following table shows the number of shares covered by the RSAs granted to our NEOs in January 2022.

Executive	RSAs (#)
Raymond W. Cohen	43,297
Dan L. Dearen	11,000
Rinda K. Sama	21,425
John Woock, Ph.D.	21,425
Alfred Ford, Jr.	16,285
Fiscal 2022 PSUs
PSUs for fiscal 2022 compensation were granted in January 2022.
Approximately 45% of the equity award value for fiscal 2022 was made in the form of PSUs granted to our NEOs.
One-third of these PSUs are tied to our relative TSR performance relative to the NASDAQ Health Care Index constituents over a two-year performance period (January 1, 2022 through December 31, 2023), calculated based on the 20-trading-day average stock price prior to the end of the performance period over the 20-trading-day average stock price prior to the beginning of the performance period. To earn at least the target number of such PSUs, our relative TSR ranking for the two-year performance period must be at or above the 50th percentile of the NASDAQ Health Care Index constituents. If our relative TSR ranking is below the 30th percentile, none of such PSUs will be earned. If our relative TSR ranking is at the 30th percentile, then 25% of the target number of such PSUs will be earned. If our relative TSR ranking is at or above the 80th percentile, a maximum of 200% of the target number of such PSUs will be earned. For relative TSRs between the 30th percentile and the 50th percentile, or between the 50th percentile and the 80th percentile, the number of such PSUs earned is determined by means of linear interpolation. The following table shows the target number of shares covered by the relative TSR PSUs granted to our NEOs in January 2022.

Executive	Target PSUs (#)
Raymond W. Cohen	10,950
Dan L. Dearen	5,250
Rinda K. Sama	5,250
John Woock, Ph.D.	5,250
Alfred Ford, Jr.	5,250
Two-thirds of the PSUs granted to our NEOs in January 2022 for fiscal 2022 were tied to the same goals as the fiscal 2022 annual cash bonus program over a one-year performance period (January 1, 2022-December 31, 2022). The shares are earned in full if 100% of target was achieved. As noted above, 125% of target was achieved and thus these shares were earned in full.

Executive	PSUs (#)	Earned PSUs (#)
Raymond W. Cohen	21,968	21,968
Dan L. Dearen	5,250	5,250
Rinda K. Sama	10,875	10,875
John Woock, Ph.D.	10,875	10,875
Alfred Ford, Jr.	5,250	5,250
Other Benefits
We maintain a defined contribution employee retirement plan (the “401(k) plan”) for our employees. Our NEOs are eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Code. The 401(k) plan provides that each participant may contribute up to the lesser of 100% of his or her compensation or the statutory limit, which was $20,500 for calendar year 2022. Participants who are 50 years or older can also make “catch-up” contributions, which in calendar year 2022 was up to an additional $6,500 above the statutory limit. We currently make matching contributions under our 401(k) plan of 100% on the first 3% of the participant’s compensation and 50% between 3% and 5% of compensation, subject to IRS limits. Participant contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee.
Our NEOs are eligible to participate in our employee benefit plans and programs, including medical, dental, vision, group life, disability and accidental death and dismemberment insurance, in each case, on the same basis as our other full-time employees.
Perquisites
We do not provide any significant perquisites or personal benefits (as described under applicable SEC rules) to our NEOs.
Employment Agreements, Termination Payments, Change in Control Payments
Each of our NEOs has entered into an employment agreement with us, as further described below on page 44. The employment agreements provide our NEOs’ severance benefits. These benefits help us attract and retain an appropriate caliber of talent for our NEO team. These severance benefits in part are intended to reflect the fact that it may be difficult for the NEOs to find comparable employment within a short period of time. We believe that our severance benefits are consistent with the level of benefits necessary to attract and retain the NEOs. The severance benefits provided in connection with employment agreements entered into with the NEOs are more fully described below on page 44.

Ownership Guidelines
Consistent with its compensation philosophy and the principle of aligning the interests of our management and directors with the interests of our stockholders, the Board has implemented stock ownership guidelines for our executive officers and non-employee directors. Unvested shares of restricted stock, unvested restricted stock units, vested but unexercised stock options, and unvested stock options may be included to determine whether the required ownership interest has been met, provided that such shares, units, or options vest based on time and not performance.

Beneficial Owner	Stock Ownership Guideline
Chief Executive Officer	> 3x annual base salary
Executive Officers other than Chief Executive Officer	> 1x annual base salary(1)
Non-employee Directors	> 3x annual cash retainer(1)
_____________________________________________
(1)    These stock ownership guidelines are required for non-employee directors and executive officers after their completion of five years of service on the Board or as an executive officer. As of the end of fiscal 2022, all of our continuing NEOs and directors have met, exceeded, or are on track to meet, these guidelines based on their current rate of stock accumulations in the time frames set out in the guidelines.
Hedging and Pledging Prohibitions
We have adopted an insider trading policy that prohibits our directors, officers and employees, including our NEOs, from entering into short sales or derivative transactions, such as forward contracts or collars, to hedge or offset their economic exposure to our securities.
Clawbacks
Our 2018 Plan provides that, except as otherwise provided by our Board, if an award recipient, including the NEOs, engages in “detrimental conduct” as described below, whether during the employee’s employment or after termination of employment, in addition to any other penalties or restrictions that may apply under state law or otherwise, the employee will forfeit or pay us: (i) any and all outstanding awards granted to the employee, including awards that have become vested or exercisable; (ii) any cash or shares received by the employee under our 2018 Plan during the 12-month period immediately before the date we determine the employee engaged in detrimental conduct; and (iii) the profit realized by the employee from the sale, or other disposition for consideration, of any shares received by the employee under our 2018 Plan during the 12-month period immediately before the date we determine the employee has engaged in detrimental conduct. For the foregoing purposes, “detrimental conduct” means, as determined by us, the employee’s serious misconduct or unethical behavior, including any of the following: (i) any violation by the employee of a restrictive covenant agreement that the employee has entered into with the us or an affiliate (covering, for example, confidentiality, non-competition, non-solicitation, non-disparagement covenants); (ii) any conduct by the employee that could result in the employee’s termination of employment for “cause” (as defined in our 2018 Plan); (iii) the commission of a criminal act by the employee; (iv) the employee’s breach of a fiduciary duty owed to us; (5) the employee’s intentional violation, or grossly negligent disregard, of our policies, rules, or procedures; or (6) the employee taking or maintaining trading positions that result in a need to restate financial results in a subsequent reporting period or that result in a significant financial loss to us. We expect to amend our clawback policies in fiscal 2023 to reflect new incentive-based compensation recovery rules established by The Nasdaq Stock Market pursuant to the Dodd-Frank Act.
162(m) Tax Deductibility; 280G Excise Taxes and 409A Deferred Compensation
Section 162(m) of the Code (”Section 162(m)”) generally limits our annual corporate tax deduction for compensation paid to each of our “covered employees” to $1 million. “Covered employees” include anyone who served as chief executive officer or chief financial officer during any part of a year and the next three most highly compensated NEOs for that year. In addition, once a person is considered a “covered employee,” that person remains a covered employee in all subsequent years (including after the person leaves our service or changes roles). The American Rescue Plan Act of 2021 updated Section 162(m), effective in 2026, to expand the number of “covered employees” subject to the $1 million deduction limit to include the next five highest compensated employees of the company; however this new group of employees will not retain the perpetual “covered employee” status and will be determined annually. Consequently, we generally will not be entitled to a U.S. tax deduction for compensation paid in any year to our NEOs and our other “covered employees” in excess of $1 million. Our compensation committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements may impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, our compensation committee has not adopted a policy that requires that all compensation be deductible and, accordingly, income recognized from equity or other awards may be non-deductible. Our compensation committee retains the discretion to provide compensation which may not be deductible by reason of Section 162(m).
We have not provided or committed to provide any NEO with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Code. Section 280G and related sections of the Code provide that an executive officer and certain persons who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director or service provider of certain types receives “deferred compensation” that does not meet the requirements of Section 409A of the Code.
Accounting Considerations
We account for stock-based compensation in accordance with FASB ASC Topic 718 Compensation – Stock Compensation, which requires us to recognize compensation expense for share-based payments. Our compensation committee regularly considers the accounting implications of significant compensation decisions, including taking into account FASB ASC Topic 718 in determining the amounts of equity compensation awards granted to executives and employees.
Compensation Risk Assessment
The compensation committee assesses and considers potential risks when reviewing and approving our compensation programs, policies and practices for our executive officers and our employees. We designed our compensation programs, including our incentive compensation plans, with features to address potential risks while rewarding employees for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. Based upon its assessment, the compensation committee believes that any risks arising from our compensation programs do not create disproportionate incentives for our employees to take risks that are reasonably likely to have a material adverse effect on us.
Compensation Committee Report
Our compensation committee has reviewed and discussed with management the disclosures contained in the preceding “Compensation Discussion and Analysis.” Based on this review and discussion, our compensation committee recommended to our Board that the preceding section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting.
Members of our compensation committee
Jane E. Kiernan (Chair) | Esteban Lopez, M.D. | Nancy Snyderman, M.D., F.A.C.S.

Summary Compensation Table

Our named executive officers, which consist of our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers serving at the end of our fiscal year ended December 31, 2022, are:

•Raymond W. Cohen, Chief Executive Officer
•Dan L. Dearen, President and Chief Financial Officer
•Rinda K. Sama, Chief Operating Officer
•John Woock, Ph.D., Executive Vice President, Chief Marketing & Strategy Officer
•Alfred Ford, Jr., Chief Commercial Officer

The following table sets forth total compensation paid to our named executive officers for our fiscal year ended December 31, 2022.

Name	Year	Salary ($)(1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Raymond W. Cohen	2022	750,000	3,614,877	937,500	(6)	27,200	(3)	5,329,577
	2021	625,000	4,226,475	687,500	(6)	26,600	(3)	5,565,575
	2020	527,083	—	481,250	(6)	26,400	(3)	1,034,733
Dan L. Dearen	2022	475,000	1,019,745	296,875	(6)	27,200	(3)	1,818,820
	2021	460,000	1,579,575	303,600	(6)	26,600	(3)	2,369,775
	2020	431,250	—	281,250	(6)	26,400	(3)	738,900
Rinda K. Sama	2022	475,000	1,780,997	415,625	(6)	12,200	(4)	2,683,822
	2021	450,000	1,579,575	297,000	(6)	11,600	(4)	2,338,175
	2020	383,333	—	250,000	(6)	11,400	(4)	644,733
John Woock, Ph.D.	2022	475,000	1,780,997	415,625	(6)	12,200	(5)	2,683,822
	2021	400,000	1,088,638	176,000	(6)	10,350	(5)	1,674,988
Alfred Ford, Jr.	2022	400,000	1,270,413	490,764	(7)	12,200	(4)	2,173,377
	2021	350,000	1,088,638	224,389	(7)	11,600	(4)	1,674,627
	2020	335,417	—	222,547	(7)	11,400	(4)	569,364
_____________________________________________
(1)    Salary earned in 2020 includes a temporary 20% reduction for the executive officers during the second quarter of 2020 related to the COVID-19 pandemic.
(2)    Represents the aggregate grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718 with reference to the closing price of our common stock on the grant date. These amounts do not represent cash payments or proceeds actually received by the executives and the actual values they realize may be materially different from these reported amounts upon their sale of the underlying shares. For fair value assumptions refer to Note 6 to our financial statements included in our Annual Report on Form 10-K.
(3)    2022 amounts reflect company matching contributions to our 401(k) plan of $12,200 and automobile allowances paid in the amount of $15,000. 2021 amounts reflect company matching contributions to our 401(k) plan of $11,600 and automobile allowances paid in the amount of $15,000. 2020 amounts reflect company matching contributions to our 401(k) plan of $11,400 and automobile allowances paid in the amount of $15,000.
(4)    2022 amounts reflect company matching contributions to our 401(k) plan of $12,200. 2021 amounts reflect company matching contributions to our 401(k) plan of $11,600. 2020 amounts reflect company matching contributions to our 401(k) plan of $11,400.
(5)    2022 amounts reflect company matching contributions to our 401(k) plan of $12,200. 2021 amounts reflect company matching contributions to our 401(k) plan of $10,350.
(6)    The amounts in this column for 2022 reflect the annual cash bonuses paid in January 2023 with respect to 2022 achievements. The amounts in this column for 2021 reflect the annual cash bonuses paid in January 2022 with respect to 2021 achievements. The amounts in this column for 2020 reflect the annual cash bonuses paid in January 2021 with respect to 2020 achievements. For additional information, see “Narrative to Summary Compensation Table.”
(7)    2022 amounts reflect the annual commissions paid in 2022 and in January 2023 with respect to 2022 net sales. 2021 amounts reflect the annual commissions paid in 2021 and in January 2022 with respect to 2021 net sales. 2020 amounts reflect the annual commissions paid in 2020 and in January 2021 with respect to 2020 net sales. For additional information, see “Narrative to Summary Compensation Table.”

Narrative to Summary Compensation Table

Annual Base Salary

The annual base salaries of our NEOs will generally be determined and approved at the beginning of each year, or later if in connection with the commencement of employment of the executive, by the compensation committee. Each named executed officer’s initial base salary is provided in his employment agreement. As reflected above, Mr. Cohen’s annual base salary for 2022 increased by $125,000 compared to his annual base salary for 2021, Mr. Dearen’s annual base salary for 2022 increased by $15,000 compared to his annual base salary for 2021, Mr. Sama’s annual base salary for 2022 increased by $25,000 compared to his annual base salary for 2021, Mr. Woock’s annual base salary for 2022 increased by $75,000 compared to his annual base salary for 2021, and Mr. Ford’s annual base salary for 2022 increased by $50,000 compared to his annual base salary for 2021, each because of increased individual responsibilities and strong performance.

Fiscal 2022 Annual Cash Bonus
Our fiscal 2022 annual cash bonus program consisted of rigorous, pre-set financial, operating and regulatory/product development goals, resulting in strong performance achievement and payouts reflecting a pay for performance alignment (other than Mr. Ford, who participated in an annual cash commission plan, pursuant to the Ford Agreement, as described further below). At the outset of fiscal 2022, our compensation committee established performance measures to determine payouts for our fiscal 2022 annual cash bonus program. The payout, if any, is based upon the achievement of financial metrics (weighted 65%) and strategic metrics (weighted 35%). The performance range for certain metrics defines threshold and above-target levels of performance. The threshold payout for the revenue, gross margin and PMA approval timing for the non-rechargeable INS metrics are 75%, 50% and 50%, respectively, of the target incentive opportunity. The maximum payout is 125% of target. Specifically, the following performance measures were used to determine payouts under the 2022 annual cash bonus plan:
(1) fiscal 2022 consolidated revenue;
(2) fiscal 2022 consolidated gross margin;
(3) obtain FDA PMA approval for the non-rechargeable INS by summer 2022;
(4) file for FDA PMA approval for the new generation rechargeable INS by fall 2022; and
(5) fiscal 2022 adjusted consolidated operating expenses, or consolidated operating expenses excluding depreciation and amortization expense, stock-based compensation expense, acquisition-related costs, and impairment expense at or below plan.
In addition, our fiscal 2022 annual cash bonus program included positive modifiers of 5% of target achievement for each of (1) maintain U.S. sales team at 110 representatives during fiscal 2022 and (2) continue to develop and invest in direct-to-consumer advertising programs and healthcare practitioner engagement during fiscal 2022.
Our compensation committee determined that all goals were met, with (1) fiscal 2022 consolidated revenues of $273.7 million; (2) fiscal 2022 consolidated gross margin of 72.2%, (3) fiscal 2022 adjusted consolidated operating expenses less than the target of $259 million; and (4) all other goals, including the modifiers, having been achieved. Each NEO earned 125% of his fiscal 2022 target annual bonus (reduced from the 135% achievement as a result of the 125% cap under the 2022 annual cash bonus program). Please see the Compensation Discussion and Analysis for more information.

Each NEO earned 125% of his fiscal 2022 target annual bonus. Please see the Compensation Discussion and Analysis for more information.

Executive	2022 Annual Cash Bonus ($)
Raymond W. Cohen	937,500
Dan L. Dearen	296,875
Rinda K. Sama	415,625
John Woock, Ph.D.	415,625
Alfred Ford, Jr.	N/A

The table below shows the changes to each NEO’s target cash bonus opportunities between fiscal 2021 and fiscal 2022 (please see the Compensation Discussion and Analysis for more information):

Target
Executive	2022 (%)	2021 (%)
Raymond W. Cohen	100% of base salary	100% of base salary
Dan L. Dearen	50% of base salary	60% of base salary
Rinda K. Sama	70% of base salary	60% of base salary
John Woock, Ph.D.	70% of base salary	40% of base salary
Alfred Ford, Jr.	N/A	N/A

In fiscal 2022, Mr. Ford participated in an annual cash commission plan pursuant to the Ford Agreement, under which he was eligible for an annual cash commission payment in an amount equal to 0.180% of our net sales. The compensation committee established a target cash incentive opportunity for Mr. Ford at $415,000 for fiscal 2022 corresponding to a target net sales goal of $230 million. For fiscal 2022, our net sales were $273.7 million and Mr. Ford earned an annual cash commission payment in an amount equal to $490,764.

Fiscal 2022 Equity Compensation Plan Awards

Our equity-based compensation awards are designed to align the interests of our stockholders with those of our employees and consultants, including our NEOs. The Board is responsible for approving equity grants.

Our 2014 Stock Incentive Plan (the “2014 Plan”) was approved by the Board and stockholders in 2014. Our 2018 Plan was approved by the Board and stockholders in connection with our initial public offering in October 2018. Prior to our initial public offering, we granted all equity awards pursuant to the 2014 Plan. Following our initial public offering, we no longer grant awards under the 2014 Plan and all future grants of equity compensation awards will be under the 2018 Plan. The 2018 Plan provides for the grant of options intended to qualify as “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock units, and other stock-based awards.

Fiscal 2022 RSAs

RSAs for fiscal 2022 compensation were granted in January 2022. Approximately 55% of the equity award value for fiscal 2022 was made in the form of RSAs granted to our NEOs. RSAs granted to our NEOs generally vest over a three-year period, with one-third of the number of shares vesting annually upon each anniversary of the vesting commencement date, until fully-vested, generally subject to continuous service. See “Long Term Equity Awards – Fiscal 2022 RSAs” in the Compensation Discussion and Analysis above for more information.

Fiscal 2022 PSUs

PSUs for fiscal 2022 compensation were granted in January 2022. Approximately 45% of the equity award value for fiscal 2022 was made in the form of PSUs granted to our NEOs. One-third of these PSUs are tied to our relative TSR performance relative to the NASDAQ Health Care Index constituents over a two-year performance period (January 1, 2022 through December 31, 2023). Two-thirds of the PSUs granted to our NEOS for fiscal 2022 were tied to the same goals as the fiscal 2022 annual cash bonus program over a one-year performance period (January 1, 2022-December 31, 2022). See “Long-Term Equity Awards - Fiscal 2022 PSUs” in the Compensation Discussion and Analysis above for more information.

Retirement Plans

    We maintain a 401(k) plan for our employees. Our NEOs are eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Code. The 401(k) plan provides that each participant may contribute up to the lesser of 100% of his or her compensation or the statutory limit, which was $20,500 for calendar year 2022. Participants who are 50 years or older can also make “catch-up” contributions, which in calendar year 2022 was up to an additional $6,500 above the statutory limit. We currently make matching contributions under our 401(k) plan of 100% on the first 3% of the participant’s compensation and 50% between 3% and 5% of compensation, subject to IRS limits. Participant contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee.

Health and Welfare Benefits and Perquisites

    Our NEOs are eligible to participate in our employee benefit plans and programs, including medical, dental, vision, group life, disability and accidental death and dismemberment insurance, in each case, on the same basis as our other full-time employees. We do not provide any perquisites or personal benefits (as described under applicable SEC rules) to our NEOs.

Grants of Plan-Based Awards in 2022

    The following table provides information about grant of plan-based awards granted to the NEOs in 2022. All equity awards were granted under the 2018 Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Award: Number of Shares of Stock (#)		Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Type of Award	Threshold ($)	Target ($)	Maximum ($)	Type of Awards	Threshold (#)	Target (#)	Maximum (#)
Raymond W. Cohen	1/31/2022	Annual cash bonus	—	750,000	937,500	PSU	2,737	10,950	21,900	(2)	—		519,359
	1/31/2022		—	—	—	PSU	—	21,968	21,968	(3)	—		1,041,942
	1/31/2022		—	—	—	RSA	—	—	—		43,297	(4)	2,053,577
Dan L. Dearen	1/31/2022	Annual cash bonus	—	237,500	296,875	PSU	1,312	5,250	10,500	(2)	—		249,008
	1/31/2022		—	—	—	PSU	—	5,250	5,250	(3)	—		249,008
	1/31/2022		—	—	—	RSA	—	—	—		11,000	(4)	521,730
Rinda K. Sama	1/31/2022	Annual cash bonus	—	332,500	415,625	PSU	1,312	5,250	10,500	(2)	—		249,008
	1/31/2022		—	—	—	PSU	—	10,875	10,875	(3)	—		515,801
	1/31/2022		—	—	—	RSA	—	—	—		21,425	(4)	1,016,188
John Woock, Ph.D.	1/31/2022	Annual cash bonus	—	332,500	415,625	PSU	1,312	5,250	10,500	(2)	—		249,008
	1/31/2022		—	—	—	PSU	—	10,875	10,875	(3)	—		515,801
	1/31/2022		—	—	—	RSA	—	—	—		21,425	(4)	1,016,188
Alfred Ford, Jr.	1/31/2022	Commissions on sales	—	415,000	—	PSU	1,312	5,250	10,500	(2)	—		249,008
	1/31/2022		—	—	—	PSU	—	5,250	5,250	(3)	—		249,008
	1/31/2022		—	—	—	RSA	—	—	—		16,285	(4)	772,398
_____________________________________________
(1)    Amounts shown represent the potential cash payout amounts under the fiscal 2022 annual cash bonus plan. The actual cash payout amounts are disclosed in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. Mr. Ford participated in a commission plan that did not include a threshold or maximum payout amount. The 2022 annual cash bonus plan did not include a threshold payout amount. See “Fiscal 2022 Annual Cash Bonus” above for more information on the 2022 annual cash bonus plan and Mr. Ford’s commission plan.
(2)    These awards vest as to 100% if our relative TSR ranking measured over a two-year performance period is at or above at least the 50th percentile and vest as to 200% if our relative TSR ranking over such period is at or above at least the 80th percentile. These awards do not vest to the extent that our relative TSR ranking over such period is below the 30th percentile. If our relative TSR ranking is at the 30th percentile of the peer group, then 25% of the target number of TSR PSUs will be earned. For relative TSRs between the 30th percentile and the 80th percentile, the vesting will be determined by means of linear interpolation.
(3)    These awards vest either 0% or 100% if our operational objectives are not satisfied or satisfied, as defined and adjudicated by the Board. The vesting date is one-year from the grant date, subject to continuous service through the vesting date.
(4)    These awards vest over a three-year period, with one third of the number of shares vesting annually upon each anniversary of the vesting commencement date of January 31, 2022, until fully-vested, generally subject to continuous service.
(5)    Represents the aggregate grant date fair value of RSAs and PSUs calculated in accordance with FASB ASC Topic 718, based on closing price of our common stock on the day of the grant date of the RSAs and PSUs. These amounts do not represent cash payments or proceeds actually received by the executives and the actual values they realize may be materially different from these reported amounts upon their sale of the underlying shares. For fair value assumptions refer to Note 6 to our financial statements included in our Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes, for each of our NEOs, the number of outstanding equity awards held on December 31, 2022.

Option Awards(1)								Stock Awards(1)
			Number of Securities Underlying Unexercised Options					Number of shares of stock that have not vested (#)		Market value of shares of stock that have not vested ($)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)
Name	Grant Date	Vesting Commencement Date	Exercisable (#)	Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date
Raymond W. Cohen	3/30/2018	3/30/2018	106,776	—	(2)	$1.63	3/30/2028	—
	1/30/2019	1/30/2019	217,592	4,630	(4)	$14.19	1/30/2029	—
	12/12/2019	12/12/2019	58,593	19,532	(4)	$25.82	12/12/2029	—
	1/31/2021	1/31/2021	—	—		—	—	—			40,000	(6)	2,501,200
	1/31/2021	1/31/2021	—	—		—	—	20,000	(3)	1,250,600
	1/31/2022	1/31/2022	—	—		—	—	—			2,737	(7)	171,145
	1/31/2022	1/31/2022	—	—		—	—	—			21,968	(5)	1,373,659
	1/31/2022	1/31/2022	—	—		—	—	43,297	(8)	2,707,361

Dan L. Dearen	3/30/2018	3/30/2018	2,899	—	(2)	$1.63	3/30/2028	—
	1/30/2019	1/30/2019	19,619	2,223	(4)	$14.19	1/30/2029	—
	12/12/2019	12/12/2019	3,125	9,375	(4)	$25.82	12/12/2029	—
	1/31/2021	1/31/2021	—	—		—	—	—			20,000	(6)	1,250,600
	1/31/2021	1/31/2021	—	—		—	—	10,000	(3)	625,300
	1/31/2022	1/31/2022	—	—		—	—	—			1,312	(7)	82,039
	1/31/2022	1/31/2022	—	—		—	—	—			5,250	(5)	328,283
	1/31/2022	1/31/2022	—	—		—	—	11,000	(8)	687,830

Rinda K. Sama	3/30/2018	3/30/2018	6,294	—	(2)	$1.63	3/30/2028	—
	1/30/2019	1/30/2019	9,444	1,575	(4)	$14.19	1/30/2029	—
	12/12/2019	12/12/2019	3,321	6,641	(4)	$25.82	12/12/2029	—
	1/31/2021	1/31/2021	—	—		—	—	—			20,000	(6)	1,250,600
	1/31/2021	1/31/2021	—	—		—	—	10,000	(3)	625,300
	1/31/2022	1/31/2022	—	—		—	—	—			1,312	(7)	82,039
	1/31/2022	1/31/2022	—	—		—	—	—			10,875	(5)	680,014
	1/31/2022	1/31/2022	—	—		—	—	21,425	(8)	1,339,705

John Woock, Ph.D.	7/5/2017	7/5/2017	2,793	—	(2)	$1.32	7/5/2027	—
	8/25/2017	7/21/2017	378	—	(2)	$1.42	8/25/2027	—
	1/30/2019	1/30/2019	29,814	741	(4)	$14.19	1/30/2029	—
	12/12/2019	12/12/2019	11,718	3,907	(4)	$25.82	12/12/2029	—
	1/31/2021	1/31/2021	—	—		—	—	—			11,250	(6)	703,463
	1/31/2021	1/31/2021	—	—		—	—	5,625	(3)	351,731
	1/31/2022	1/31/2022	—	—		—	—	—			1,312	(7)	82,039
	1/31/2022	1/31/2022	—	—		—	—	—			10,875	(5)	680,014
	1/31/2022	1/31/2022	—	—		—	—	21,425	(8)	1,339,705

Alfred Ford, Jr.	11/15/2017	11/15/2017	8,509	—	(2)	$1.42	11/15/2027	—
	3/30/2018	3/30/2018	1,899	—	(2)	$1.63	3/30/2028	—
	1/30/2019	1/30/2019	15,556	741	(4)	$14.19	1/30/2029	—
	12/12/2019	12/12/2019	8,887	5,078	(4)	$25.82	12/12/2029	—
	1/31/2021	1/31/2021	—	—		—	—	—			11,250	(6)	703,463
	1/31/2021	1/31/2021	—	—		—	—	5,625	(3)	351,731
	1/31/2022	1/31/2022	—	—		—	—	—			1,312	(7)	82,039
	1/31/2022	1/31/2022	—	—		—	—	—			5,250	(5)	328,283
	1/31/2022	1/31/2022	—	—		—	—	16,285	(8)	1,018,301

_____________________________________________

(1)    Options granted prior to 2019 were granted under the 2014 Plan. Options and awards granted in 2019 and after were granted under the 2018 Plan.
(2)    This option is fully vested.
(3)    These RSAs vest one-fourth on each anniversary of the grant date, subject to continuous service through each vesting date.
(4)    One-fourth of the options vest on the one-year anniversary of the grant date and the remaining three-fourths vest in equal monthly installments over the three years after the first anniversary of the vesting commencement date, subject to continuous service through each vesting date.
(5)    These PSUs vest either 0% or 100% if our operational objectives are not satisfied or satisfied, as defined and adjudicated by the Board. The vesting date is one-year from the grant date, subject to Board approval and continuous service through the vesting date. Please see the Compensation Discussion and Analysis for more information.
(6)    These awards vest as to 100% of target if our relative TSR ranking measured over a two-year performance period ending two-years after the respective grant dates against a peer group is at or above the 50th percentile and vest as to 200% of target if such relative TSR ranking is at or above at least the 80th percentile. These awards do not vest to the extent that such relative TSR ranking is below the 30th percentile. If such relative TSR ranking is at the 30th percentile, then 25% of the target vests. For relative TSRs between the 30th percentile and the 50th percentile, or between the 50th percentile and the 80th percentile, the vesting will be determined by means of linear interpolation. The number reported in this row is based on maximum performance. Please see the Compensation Discussion and Analysis for more information.
(7)    These awards vest as to 100% of target if our relative TSR ranking measured over a two-year performance period ending two-years after the respective grant dates against the NASDAQ Health Care Index constituents is at or above the 50th percentile and vest as to 200% of target if such relative TSR ranking is at or above at least the 80th percentile. These awards do not vest to the extent that such relative TSR ranking is below the 30th percentile. If such relative TSR ranking is at the 30th percentile, then 25% of the target vests. For relative TSRs between the 30th percentile and the 50th percentile, or between the 50th percentile and the 80th percentile, the vesting will be determined by means of linear interpolation. The number reported in this row is based on threshold performance. Please see the Compensation Discussion and Analysis for more information.
(8)    The RSAs vest one-third on each anniversary of the grant date, subject to continuous service through each vesting date.

Option Exercises and Stock Vested - Fiscal 2022

The following table shows for fiscal 2022 the number of shares acquired upon exercise of option awards, the value realized upon such exercise, and the vesting of stock awards (restricted stock awards and PSUs) in fiscal year 2022 and the resulting value realized by the NEOs determined in accordance with SEC rules. However, the amounts reflected in the table do not represent cash payments to or proceeds received by the NEOs. The shares acquired by the NEOs, less any shares forfeited to pay for taxes, were retained by the NEOs. The actual values that may be realized by the NEOs in connection with these awards may be materially different from these amounts when ultimately realized upon sale of the shares.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Raymond W. Cohen	—	—	101,846	2,993,553
Dan L. Dearen	99,831	4,646,513	39,419	930,172
Rinda K. Sama	33,850	1,777,778	31,811	894,015
John Woock, Ph.D.	15,000	1,064,446	22,276	718,881
Alfred Ford, Jr.	—	—	25,536	729,827
_____________________________________________

(1)    The amounts realized upon exercise is the difference between the option exercise price and the closing price of our common stock, as reported on Nasdaq, on the date of exercise, multiplied by the number of shares of our common stock underlying the stock options that were exercised.
(2)    The amounts realized upon the vesting of RSAs is based on the closing price of our common stock, as reported on Nasdaq, on the date immediately prior to the relevant vesting dates.

Potential Payments upon Termination or Change in Control

Our NEOs will be entitled to receive certain payments and benefits upon termination of their respective employment. See “Agreements with our Named Executive Officers” immediately below.

Agreements with Our Named Executive Officers

Below are descriptions of the key terms of our employment agreements with Mr. Cohen, Mr. Dearen, Mr. Sama, Dr. Woock and Mr. Ford. The agreements provide for employment terms and set forth the officer’s base salary, other compensation and benefits and severance benefits on a qualifying termination of employment. Additionally, the employment agreements contain proprietary inventions and confidential information provisions. The estimates below related to equity awards are based on the per share closing price of our common stock of $62.53 on December 30, 2022.

Raymond W. Cohen

We entered into an Executive Employment Agreement (the “Cohen Agreement”) with Mr. Cohen under which Mr. Cohen serves as our Chief Executive Officer. The Cohen Agreement provides that Mr. Cohen’s term as our Chief Executive Officer will run until July 1, 2024, setting forth his initial base salary of $500,000, which will be reviewed on an annual basis, further providing eligibility for an annual cash bonus of up to 70% of Mr. Cohen’s base salary for the calendar year for which a bonus is being paid. Additionally, the Cohen Agreement sets forth his eligibility to receive such medical coverage and other benefits available to our senior executives and provides for an automobile allowance equal to $1,250 per month. The Cohen Agreement may be terminated by us or Mr. Cohen at any time. If Mr. Cohen’s employment terminates prior to June 5, 2024 by reason of death or disability, Mr. Cohen or his estate will receive severance equal to 12 months of base salary plus a cash payment equal to a pro-rated bonus for the current year (if termination happens outside of the first quarter of the present year), conditioned upon his or his agent’s execution of a waiver and release agreement, and, any unvested non-performance-based equity award will immediately vest but otherwise be subject to the terms of such applicable equity award agreements. Performance-based equity awards will continue to vest on the performance dates as if there was no separation from service. If we terminate Mr. Cohen’s employment prior to June 5, 2024 without cause, or if he terminates his employment for good reason (both as defined in the Cohen Agreement), Mr. Cohen will be eligible to receive severance equal to 12 months of his then current base salary plus a cash payment equal to the prior year’s bonus plus a pro-rated bonus for the current year (if termination happens outside of the first quarter of the present year) plus the cash equivalent for 12 months of COBRA premiums for our group health plan, all of which is conditioned upon his or his agent’s execution of a waiver and release agreement, and, any unvested non-performance-based equity award that would have vested within 12 months after termination will vest but otherwise be subject to the terms of such applicable equity award agreements plus any performance-based equity awards will vest at the end of the applicable performance period based on actual performance results and prorated for the portion of the performance period worked through the termination date. Upon a change in control, any equity awards that are outstanding and unvested immediately prior to the change in control will vest in full; provided, that any performance-based equity awards will vest at the greater of target or as otherwise determined by the Board. If we terminate Mr. Cohen’s employment without cause or if he terminates his employment for good reason on the date of or within one year following a change of control, he will be eligible to receive severance equal to 24 months of his then current base salary plus a cash payment equal to the prior year’s bonus plus a pro-rated bonus for the current year at target plus the cash equivalent for 18 months of COBRA premiums for our group health plan. All change in control payments are conditioned upon his or his agent’s execution of a waiver and release agreement. If Mr. Cohen terminates his employment without good reason, we may accelerate his resignation notice period; provided, that he will be paid his base salary and certain benefits as if he had worked through the end of the resignation notice period.

Dan L. Dearen

We entered into an Executive Employment Agreement (the “Dearen Agreement”) with Mr. Dearen under which Mr. Dearen serves as its President and Chief Financial Officer. The Dearen Agreement provides that Mr. Dearen’s term as our President and Chief Financial Officer will run until July 1, 2024, setting forth his initial base salary of $410,000, which will be reviewed on an annual basis, further providing eligibility for an annual cash bonus of up to 50% of Mr. Dearen’s base salary for the calendar year for which a bonus is being paid. Additionally, the Dearen Agreement sets forth his eligibility to receive such medical coverage and other benefits available to our senior executives and provides for an automotive allowance equal to $1,250 per month. The Dearen Agreement may be terminated by us or Mr. Dearen at any time. If Mr. Dearen’s employment terminates prior to June 5, 2024 by reason of death or disability, Mr. Dearen or his estate will receive severance equal to 12 months of base salary plus a cash payment equal to the pro-rated bonus for the current year (if termination happens outside of the first quarter of the present year), conditioned upon his or his agent’s execution of a waiver and release agreement, and, any unvested non-performance-based equity awards will immediately vest but otherwise be subject to the terms of such applicable equity award agreements. Performance-based equity awards will continue to vest on the performance dates as if there was no separation from service. If we terminate Mr. Dearen’s employment prior to June 5, 2024 without cause, or if he terminates his employment for good reason (both as defined in the Dearen Agreement), Mr. Dearen will be eligible to receive severance equal to 12 months of his then current base salary plus a cash payment equal to a pro-rated bonus for the current year (if termination happens outside of the first quarter of the present year) plus the cash equivalent for 12 months of COBRA premiums for our group health plan, all of which is conditioned upon his or his agent’s execution of a waiver and release agreement, and, any unvested non-performance-based equity award that would have vested within 12 months after termination will vest but otherwise be subject to the terms of such applicable equity award agreements plus any performance-based equity awards will vest at the end of the applicable performance period based on actual performance results and prorated for the portion of the performance period worked through the termination date. Upon a change in control, any equity awards that are outstanding and unvested immediately prior to the change in control will vest in full; provided, that any performance-based equity awards will vest at the greater of target or as otherwise determined by the Board. If we terminate Mr. Dearen’s employment without cause or if he terminates his employment for good reason on the date of or within one year following a change in control, he will be eligible to receive severance equal to 12 months of his then current base salary plus a cash payment equal to the prior year’s bonus plus a pro-rated bonus for the current year at target plus the cash equivalent for 12 months of COBRA premiums for our group health plan. All change in control payments are conditioned upon his or his agent’s execution of a waiver and release agreement. If Mr. Dearen terminates his employment without good reason, we may accelerate his resignation notice period; provided, that he will be paid his base salary and certain benefits as if he had worked through the end of the resignation notice period.

Rinda K. Sama

We entered into an Executive Employment Agreement (the “Sama Agreement”) with Mr. Sama under which Mr. Sama serves as our Chief Operating Officer. The Sama Agreement provides that Mr. Sama’s term as our Chief Operating Officer will run until May 20, 2024, setting forth his initial base salary of $350,000, which will be reviewed on an annual basis, further providing eligibility for an annual cash bonus of up to 50% of Mr. Sama’s base salary for the calendar year for which a bonus is being paid. Additionally, the Sama Agreement sets forth his eligibility to receive such medical coverage and other benefits available to senior executives. The Sama Agreement may be terminated by us or Mr. Sama at any time. If Mr. Sama’s employment terminates prior to June 5, 2024 by reason of death or disability, Mr. Sama or his estate will receive severance equal to 12 months of base salary plus a cash payment equal to a pro-rated bonus for the current year (if termination happens outside of the first quarter of the present year), conditioned upon his or his agent’s execution of a waiver and release agreement, and, any unvested non-performance-based equity awards will immediately vest but otherwise be subject to the terms of such applicable equity award agreements. Performance-based equity awards will continue to vest on the performance dates as if there was no separation from service. If we terminate Mr. Sama’s employment prior to June 5, 2024 without cause, or if he terminates his employment for good reason (both as defined in the Sama Agreement), Mr. Sama will be eligible to receive severance equal to 12 months of his then current base salary plus a cash payment equal to a pro-rated bonus for the current year (if termination happens outside of the first quarter of the present year) plus the cash equivalent for 12 months of COBRA premiums for our group health plan, all of which is conditioned upon his or his agent’s execution of a waiver and release agreement, and, any performance-based equity awards will vest at the end of the applicable performance period based on actual performance results and prorated for the portion of the performance period worked through the termination date. Upon a change in control, any equity awards that are outstanding and unvested immediately prior to the change in control will vest in full; provided, that any performance-based equity awards will vest at the greater of target or as otherwise determined by the Board. If we terminate Mr. Sama’s employment without cause or if he terminates his employment for good reason on the date of or within one year following a change in control, he will be eligible to receive severance equal to 12 months of his then current base salary plus a cash payment equal to a pro-rated bonus for the current year at target plus the cash equivalent for 12 months of COBRA premiums for our group health plan. All change in control payments are conditioned upon his or his agent’s execution of a waiver and release agreement. If Mr. Sama terminates his employment without good reason, we may accelerate his resignation notice period; provided, that he will be paid his base salary and certain benefits as if he had worked through the end of the resignation notice period.

John Woock, Ph.D.

We entered into an Executive Employment Agreement (as amended and restated, the “Woock Agreement”) with Dr. Woock under which Dr. Woock serves as our Chief Marketing & Strategy Officer. The Woock Agreement provides that Dr. Woock's term will run until July 1, 2024, setting forth his initial base salary of $300,000, which will be reviewed on an annual basis, further providing eligibility for an annual cash bonus of up to 30% of Mr.Woock’s base salary for the calendar year for which a bonus is being paid. Additionally, the Woock Agreement sets forth his eligibility to receive such medical coverage and other benefits available to senior executives. The Woock Agreement may be terminated by us or Dr. Woock at any time. If Dr. Woock's employment terminates prior to June 5, 2024 by reason of death or disability, Dr. Woock or his estate will receive severance equal to 12 months of base salary plus a cash payment equal to a pro-rated bonus for the current year (if termination happens outside of the first quarter of the present year), conditioned upon his or his agent’s execution of a waiver and release agreement, and, any unvested non-performance-based equity awards will immediately vest but otherwise be subject to the terms of such applicable equity award agreements. Performance-based equity awards will continue to vest on the performance dates as if there was no separation from service. If we terminate Dr. Woock’s employment prior to June 5, 2024 without cause, or if he terminates his employment for good reason (both as defined in the Woock Agreement), Dr. Woock will be eligible to receive severance equal to 9 months of his then current base salary plus a cash payment equal to a pro-rated bonus for the current year (if termination happens outside of the first quarter of the present year) plus the cash equivalent for 12 months of COBRA premiums for our group health plan, all of which is conditioned upon his or his agent’s execution of a waiver and release agreement, and, any performance-based equity awards will vest at the end of the applicable performance period based on actual performance results and prorated for the portion of the performance period worked through the termination date. Upon a change in control, any equity awards that are outstanding and unvested immediately prior to the change in control will vest in full; provided, that any performance-based equity awards will vest at the greater of target or as otherwise determined by the Board.

If we terminate Dr. Woock’s employment without cause or if he terminates his employment for good reason on the date of or within one year following a change in control, he will be eligible to receive severance equal to 9 months of his then current base salary plus a cash payment equal to a pro-rated bonus for the current year at target plus the cash equivalent for 9 months of COBRA premiums for our group health plan. All change in control payments are conditioned upon his or his agent’s execution of a waiver and release agreement. If Dr. Woock terminates his employment without good reason, we may accelerate his resignation notice period; provided, that he will be paid his base salary and certain benefits as if he had worked through the end of the resignation notice period.

Alfred Ford, Jr.

We entered into an Executive Employment Agreement (as amended and restated, the “Ford Agreement”) with Mr. Ford under which Mr. Ford serves as our Chief Commercial Officer. The Ford Agreement provides that Mr. Ford’s term as our Chief Commercial Officer will run until July 1, 2024, setting forth his initial base salary of $350,000, which will be reviewed on an annual basis, further providing eligibility for commissions on worldwide product sales based on criteria to be determined by the Chief Executive Officer and Board. Additionally, the Ford Agreement sets forth his eligibility to receive such medical coverage and other benefits available to senior executives. The Ford Agreement may be terminated by us or Mr. Ford at any time. If Mr. Ford’s employment terminates prior to June 5, 2024 by reason of death or disability, Mr. Ford or his estate will receive severance equal to 12 months of base salary plus a cash payment equal to a pro-rated bonus for the current year (if termination happens outside of the first quarter of the present year), conditioned upon his or his agent’s execution of a waiver and release agreement, and, any unvested non-performance-based equity awards will immediately vest but otherwise be subject to the terms of such applicable equity award agreements. Performance-based equity awards will continue to vest on the performance dates as if there was no separation from service. If we terminate Mr. Ford’s employment prior to June 5, 2024 without cause, or if he terminates his employment for good reason (both as defined in the Ford Agreement), Mr. Ford will be eligible to receive severance equal to 9 months of his then current base salary plus a cash payment equal to a pro-rated bonus for the current year (if termination happens outside of the first quarter of the present year) plus the cash equivalent for 12 months of COBRA premiums for our group health plan, all of which is conditioned upon his or his agent’s execution of a waiver and release agreement, and, any performance-based equity awards will vest at the end of the applicable performance period based on actual performance results and prorated for the portion of the performance period worked through the termination date. Upon a change in control, any equity awards that are outstanding and unvested immediately prior to the change in control will vest in full; provided, that any performance-based equity awards will vest at the greater of target or as otherwise determined by the Board. If we terminate Mr. Ford’s employment without cause or if he terminates his employment for good reason on the date of or within one year following a change in control, he will be eligible to receive severance equal to 9 months of his then current base salary plus a cash payment equal to a pro-rated bonus for the current year at target plus the cash equivalent for 9 months of COBRA premiums for our group health plan. All change in control payments are conditioned upon his or his agent’s execution of a waiver and release agreement. If Mr. Ford terminates his employment without good reason, we may accelerate his resignation notice period; provided, that he will be paid his base salary and certain benefits as if he had worked through the end of the resignation notice period.

Potential Payments Upon Termination or Change-in-Control

We have entered into certain agreements with each of our NEOs, as described above, that provide for potential payments upon either a termination of employment or upon a change in control. Please see the “Agreements with Our Named Executive Officers” section above for a description of these potential payments and related benefits. The table below describes the payments that may be made to our NEOs upon several events of termination, assuming the termination event occurred on the last day of fiscal 2022 (except as otherwise noted).

Name	Benefit	Death or Disability ($)	Termination by Company Without Cause or by NEO for Good Reason / Cause (no Change in Control) ($)	Change in Control (no Termination) ($)	Termination by Company Without Cause or by NEO for Good Reason / Cause within 1 year of a Change in Control ($)
Raymond W. Cohen	Cash	1,218,750	1,843,750	—	2,593,750
	Equity Acceleration(1)	11,227,956	8,715,313	11,227,956	—
	All Other Payments or Benefits(2)	—	28,362	—	42,544
	Total	12,446,706	10,587,425	11,227,956	2,636,294
Dan L. Dearen	Cash	623,438	623,438	—	853,438
	Equity Acceleration(1)	4,140,886	3,057,054	4,140,886	—
	All Other Payments or Benefits(2)	—	28,362	—	28,362
	Total	4,764,324	3,708,854	—	881,800
Rinda K. Sama	Cash	682,813	682,813	—	682,813
	Equity Acceleration(1)	5,520,859	2,845,115	5,520,859	—
	All Other Payments or Benefits(2)	—	28,362	—	28,362
	Total	6,203,672	3,556,290	5,520,859	711,175
John Woock, Ph.D.	Cash	682,813	564,063	—	564,063
	Equity Acceleration(1)	5,175,017	2,845,115	5,175,017	—
	All Other Payments or Benefits(2)	—	28,362	—	21,272
	Total	5,857,830	3,437,540	5,175,017	585,335
Alfred Ford, Jr.	Cash	400,000	300,000	—	300,000
	Equity Acceleration(1)	4,505,788	2,532,465	4,505,788	—
	All Other Payments or Benefits(2)	—	28,362	—	21,272
	Total	4,905,788	2,860,827	4,505,788	321,272
____________________________________________
(1)    The value of the accelerated stock options is calculated based on the number of shares of our common stock subject to acceleration multiplied by the difference between $62.53, the closing price for a share of our common stock on December 31, 2022, and the per share exercise price. The value of the accelerated RSAs and PSUs are calculated based on the number of unvested RSAs and PSUs multiplied by $62.53, the closing price for a share of our common stock on December 31, 2022.
(2)    Other payments and benefits consist of COBRA premiums for our group health plan.
Pay Ratio Disclosure
As required by Item 402(u) of Regulation S-K, we are providing pay ratio information about the median of the annual total compensation of our employees and the annual total compensation of Mr. Cohen, our CEO. For 2022, our last completed fiscal year:

•the median of the annual total compensation of all of our employees (other than our CEO) was $179,322; and
•the annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this document was $5,329,577.

Based on this information, the ratio of our CEO’s fiscal 2022 annual total compensation to that of our median employee was approximately 30 to 1.

In determining the pay ratio described above, we used the methodology, assumptions, and estimates set forth below in determining the median employee.

We selected October 1, 2022, which is within the last three months of fiscal 2022, as the date upon which we would identify the median employee.

1.We determined that, as of October 1, 2022, our employee population consisted of 593 individuals.
2.For purposes of measuring the compensation of our employee population, we selected a “consistently applied compensation measure” (“CACM”). We chose a CACM that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by aggregating, for each person employed as of October 1, 2022: (1) annual base pay, (2) the actual cash incentive payout under the 2022 annual bonus and commission plans, and (3) the grant date fair value for equity awards granted in fiscal 2022. In identifying the median employee, we annualized the compensation values of permanent employees that joined our Company during fiscal 2022. Amounts paid in foreign currencies were converted to U.S. Dollars based on the average annual exchange rate as of October 1, 2022.
3.Once we identified the median employee, we identified and calculated the elements of such employee’s compensation for fiscal 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $179,322. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our Summary Compensation Table included elsewhere in this document.

The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended, and based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid to certain individuals by Axonics and certain financial performance of Axonics. For further information concerning our pay-for-performance philosophy and how we align executive compensation with our performance, refer to the Compensation Discussion and Analysis section of this Proxy Statement.

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) (millions)(7)	Net Revenue (millions)(8)
					Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)
2022	$5,329,577	$7,485,081	$2,339,960	$3,307,918	$225.66	$99.81	$(59.7)	$273.7
2021	$5,565,575	$9,246,888	$2,014,391	$3,174,642	$202.09	$125.43	$(80.1)	$180.3
2020	$1,034,733	$10,073,330	$651,099	$3,498,361	$180.15	$130.04	$(54.9)	$111.5
_____________________________________________
(1)    This column represents the amount of total compensation reported for Mr. Cohen (our Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table (“total compensation”). Please refer to the Summary Compensation Table in this Proxy Statement.
(2)    This column represents the amount of “compensation actually paid” to Mr. Cohen, as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual amount of compensation earned by or paid to Mr. Cohen during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Cohen’s total compensation for each year to determine the “compensation actually paid”:

Year	Reported Summary Compensation Table Total for PEO(a)	Reported Summary Compensation Table Value of PEO Equity Awards(b)	Adjusted Value of Equity Awards(c)	Compensation Actually Paid to PEO
2022	$5,329,577	$(3,614,877)	$5,770,381	$7,485,081
2021	$5,565,575	$(4,226,475)	$7,907,788	$9,246,888
2020	$1,034,733	—	$9,038,597	$10,073,330
_____________________________________________
(a)    This column represents the amount of total compensation reported for Mr. Cohen for each corresponding year in the “Total” column of the Summary Compensation Table. Please refer to the Summary Compensation Table in this Proxy Statement.
(b)    This column represents the grant date fair value of equity awards reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year. Please refer to the Summary Compensation Table in this Proxy Statement.
(c)    This column represents an adjustment to the amounts in the “Stock Awards” column in the Summary Compensation Table for the applicable year (a “Subject Year”). For a Subject Year, the adjusted amount replaces the “Stock Awards” column in the Summary Compensation Table for Mr. Cohen for that Subject Year. The adjusted amount is determined by adding (or subtracting, as applicable) the following for that Subject Year: (i) the year-end fair value of any equity awards granted in the Subject Year that are outstanding and unvested as of the end of the Subject Year; (ii) the amount of change as of the end of the Subject Year (from the end of the prior fiscal year) in the fair value of any awards granted in prior years that are outstanding and unvested as of the end of the Subject Year; (iii) for awards that are granted and vest in the Subject Year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the Subject Year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in the fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the Subject Year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock awards or option awards in the Subject Year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the Subject Year. The amounts added or subtracted to determine the adjusted amount are as follows:

Year	Year End Fair Value of Equity Awards Granted in the Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards at FYE Granted in Prior Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock Awards or Option Awards not Otherwise Reflected in Fair Value or Total Compensation in the Summary Compensation Table for the Year	Adjusted Value of Equity Awards
2022	$5,373,449	$958,761	$—	$(561,829)	$—	$—	$5,770,381
2021	$5,235,142	$1,255,090	$—	$1,417,556	$—	$—	$7,907,788
2020	$—	$7,277,918	$—	$1,760,679	$—	$—	$9,038,597
(3)    This column represents the average of the amounts reported for our NEOs as a group (excluding Mr. Cohen) in the “Total” column of the Summary Compensation Table in each applicable year. Please refer to the Summary Compensation Table in our Proxy Statement for the applicable year. The names of each of the NEOs (excluding Mr. Cohen) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Messrs. Dearen, Sama, Woock, and Ford, Jr.; (ii) for 2021, Messrs. Dearen, Sama, Woock, and Ford, Jr.; and (iii) for 2020, Messrs. Dearen, Sama, Woock, Ford, Jr. and Dr. Noblett.
(4)    This column represents the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Cohen), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Cohen) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Cohen) for each year to determine the “compensation actually paid”, using the same adjustment methodology described above in Note 2(c):

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs(a)	Average Reported Summary Compensation Table Value of Non-PEO NEO Equity Awards(b)	Average Non-PEO NEO Adjusted Value of Equity Awards(c)	Average Compensation Actually Paid to Non-PEO NEOs
2022	$2,339,960	$(1,463,038)	$2,430,996	$3,307,918
2021	$2,014,391	$(1,334,107)	$2,494,358	$3,174,642
2020	$651,099	$—	$2,847,262	$3,498,361
_____________________________________________
(a)    This column represents the average of the amounts reported for our NEOs as a group (excluding Mr. Cohen) in the “Total” column of the Summary Compensation Table in each applicable year. Please refer to the Summary Compensation Table in our Proxy Statement for the applicable year.
(b)    This column represents the average of the total amounts reported for our NEOs as a group (excluding Mr. Cohen) in the “Stock Awards” column in the Summary Compensation Table in each applicable year. Please refer to the Summary Compensation Table in our Proxy Statement for the applicable year.

(c)    This column represents an adjustment to the average of the amounts reported for the NEOs as a group (excluding Mr. Cohen) in the “Stock Awards” column in the Summary Compensation Table in each applicable year determined using the same methodology described above in Note 2(c). For each year, the adjusted amount replaces the “Stock Awards” column in the Summary Compensation Table for each NEO (excluding Mr. Cohen) for that year. The amounts added or subtracted to determine the adjusted average amount are as follows:

Year	Average Year End Fair Value of Equity Awards Granted in the Year	Average Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards at FYE Granted in Prior Years	Average Fair Value as of Vesting Date of Equity Awards Granted in the Year and Vested in the Year	Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or other Earnings Paid on Stock Awards and Option Awards not Otherwise Reflected in Fair Value or Total Compensation in the Summary Compensation Table for the Year	Adjusted Average Value of Equity Awards
2022	$2,220,191	$366,735	$—	$(155,930)	$—	$—	$2,430,996
2021	$1,698,614	$386,769	$—	$408,975	$—	$—	$2,494,358
2020	$—	$2,316,867	$—	$530,395	$—	$—	$2,847,262

The fair value or change in fair value, as applicable, of stock awards and option awards was determined by reference to (x) for restricted stock and restricted stock unit awards, the closing price of our common stock on the applicable measurement date, (y) for PSU awards (excluding market-conditioned (relative TSR-based) PSU awards), the closing price of our common stock on the applicable measurement date multiplied by the probability of achievement as of such date and (z) for market-conditioned PSU awards, a Monte Carlo simulation as of the applicable measurement date. For stock options, the fair value or change in fair value, as applicable, was determined using a Black-Scholes valuation model. The model references the closing stock price, in addition to the stock option’s strike price, expected life, volatility, expected dividend yield, and risk-free rate as of the measurement date.

(5)    Total shareholder return is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported and reinvesting all dividends until the last day of each reported fiscal year.

(6)    This column represents cumulative peer group TSR computed in accordance with Note 5. The peer group used for this purpose is the following published industry index: NASDAQ Health Care Index.

(7)    This column represents the amount of net income (loss) reflected in our audited financial statements for the applicable year.
(8)    This column represents the amount of net revenue reflected in our audited financial statements for the applicable year.

Financial Performance Measures

As described in detail in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation program reflects a pay-for-performance philosophy. The metrics that we use for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures we use to link executive compensation actually paid to our NEOs, for the most recently completed fiscal year, to our performance are as follows:

a.Net revenue
b.Relative total stockholder return compared to the peer group (NASDAQ Health Care Index)
c.Gross margin
d.Operating expenses
e.Net income (loss)

Description of the Information Presented in the Pay versus Performance Table

As described in detail in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation program reflects a pay-for-performance philosophy. While we utilize several performance measures to align executive compensation with our performance (as described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement), not all of those measures are presented in the Pay versus Performance table. Moreover, we generally seek to incentivize long-term performance, and therefore do not specifically align our performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. Compensation actually paid is influenced by numerous factors, including but not limited to the timing of new grant issuances and outstanding grant vesting, share price volatility during the fiscal year, our mix of short-term and long-term metrics, and many other factors. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Cumulative TSR of the Company and Cumulative TSR of the Peer Group

Compensation Actually Paid and Company Net Income

Compensation Actually Paid and Company Net Revenue

Information Regarding Equity Compensation Plans

The following table sets forth information with respect to securities authorized for issuance under our equity compensation plans as of December 31, 2022:

Equity Compensation Plan Information at 2022 Fiscal Year End

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and Rights (a)(2)		Weighted-Average Exercise Price of Outstanding Options and Rights (b)(3)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (c)(4)
Equity Compensation Plans Approved by Security Holders(1)	1,230,026	(2)	$18.81	(3)	2,694,622	(4)
Equity Compensation Plans Not Approved by Security Holders	—		—		—
Total	1,230,026		$18.81		2,694,622
_____________________________________________
(1)    Consists of the 2014 Plan and the 2018 Plan. Both of our equity compensation plans under which options, warrants and rights were outstanding or available for future issuance as of December 31, 2022 have been approved by security holders.
(2)    Consists of 184,104 shares of common stock underlying outstanding options under the 2014 Plan, 862,506 shares of common stock underlying outstanding options under the 2018 Plan and 183,418 PSUs (assuming target performance) issued under the 2018 Plan. Does not include 1,320,866 shares of restricted stock-based awards issued under the 2018 Plan, which were issued and outstanding but subject to forfeiture in the event of the holder’s termination of service as of December 31, 2022.
(3)    Represents the weighted average exercise price of outstanding options and is calculated without taking into account shares of common stock subject to outstanding time- or performance-based restricted stock units that become issuable without the payment of a purchase price as those units vest. As of December 31, 2022, the weighted average exercise price of options under the 2014 Plan was $1.57, the weighted average exercise price of options under the 2018 Plan was $22.49.
(4)    Consists of shares that were available for future issuance under the 2018 Plan.

PROPOSAL 3 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders have the opportunity to cast a vote to approve the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables (a “say-on-pay” vote).
We encourage stockholders to read the section entitled “Compensation Discussion and Analysis,” beginning on page 30, which describes the details of our executive compensation program and the decisions made by our compensation committee in 2022.
Our compensation committee will consider stockholder feedback and the results of say-on-pay votes when making future compensation decisions.
Stockholders are being asked to approve the following resolution at the Annual Meeting:
RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules, which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables, is hereby approved.
As an advisory vote, this Proposal is not binding on us, the Board, or our compensation committee. However, our compensation committee and the Board value the opinions expressed by stockholders in their votes on this Proposal and will consider the outcome of the vote when making future compensation decisions regarding named executive officers.
Required Vote of Stockholders
The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this Proposal is required for the approval thereof. Abstentions will have the same effect as votes “AGAINST” this Proposal.
Proxies received in response to this solicitation will be voted “FOR” the approval, on an advisory basis, of the compensation of our named executive officers unless otherwise specified in the proxy.
Board Recommendation
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Other Matters
Neither the Board nor management knows of any other business to be presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that the persons named on the proxy card will vote on those matters in accordance with their best judgment.
Stockholder Proposals and Nominations
Under Rule 14a-8 of the Exchange Act, any stockholder desiring to include a proposal in our Proxy Statement with respect to our 2024 Annual Meeting of Stockholders should arrange for such proposal to be delivered to us at our corporate headquarters no later than January 1, 2024, in order to be considered for inclusion in our proxy statement relating to such annual meeting. Matters pertaining to such proposals, and the eligibility of persons entitled to have such proposals included, are regulated by the Exchange Act and the rules of the SEC.
In addition, pursuant to our Bylaws, any stockholder desiring to submit a proposal for action or nominate one or more persons for election as directors at our 2024 Annual Meeting of Stockholders pursuant to the advance notice provisions of our bylaws must submit a notice of the proposal or nomination to us between February 26, 2024 and March 27, 2024, or else it will be considered untimely and ineligible to be properly brought before the Annual Meeting. In each case, the notice of the proposal or nomination must include certain information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements relating to our capital stock. However, if our 2024 Annual Meeting of Stockholders is not held between May 26, 2024 and September 3, 2024, under our Bylaws, this notice must be provided not earlier than the 120th day prior to the 2024 Annual Meeting of Stockholders and not later than the close of business on the later of (a) the 90th day prior to the 2024 Annual Meeting of Stockholders or (b) the 10th day following the date on which notice of the date of the 2024 Annual Meeting of Stockholders is first mailed to stockholders or otherwise publicly disclosed, whichever first occurs.
All such notices should be directed to our Secretary at our corporate headquarters located at Axonics, Inc., 26 Technology Drive, Irvine, CA 92618.
Where You Can Find More Information
A copy of our Annual Report, as filed with the SEC, will be furnished by first class mail, within one business day of receipt of request, without charge to any person from whom the accompanying proxy is solicited upon written request to General Counsel at Axonics, Inc., 26 Technology Drive, Irvine, CA 92618. In addition, all of our public filings, including the Annual Report, can be found in the SEC Filings section of the Investor Relations page of our website at www.axonics.com.

SCAN TO
VIEW MATERIALS & VOTE

AXONICS, INC.
26 TECHNOLOGY DRIVE
IRVINE, CA 92618

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 23, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AXNX2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 23, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V16689-P95053 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

AXONICS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Michael H. Carrel	☐	☐	☐
1b. Raymond W. Cohen	☐	☐	☐
1c. David M. Demski	☐	☐	☐
1d. Jane E. Kiernan	☐	☐	☐
1e. Esteban Lopez, M.D.	☐	☐	☐
1f. Robert E. McNamara	☐	☐	☐
1g. Nancy Snyderman, M.D.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

V16690-P95053

AXONICS, INC.
Annual Meeting of Stockholders
June 26, 2023 12:00 PM EDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Raymond W. Cohen and Dan L. Dearen, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of AXONICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually via live webcast at www.virtualshareholdermeeting.com/AXNX2023, at 12:00 PM, EDT on June 26, 2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side